EXHIBIT 2.01

EXECUTION VERSION

SHARE PURCHASE AGREEMENT
BY AND AMONG
8X8, INC.,
WAVECELL PTE. LTD.,
THE SELLERS NAMED HEREIN
and
QUALGRO PARTNERS PTE. LTD.,
SOLELY IN ITS CAPACITY AS THE EQUITYHOLDER REPRESENTATIVE

July 17, 2019

Annex A	The Sellers
Annex B	Key Employees
Annex C	Restricted Shareholders

Exhibits

Exhibit A	Form of Restricted Share Agreement
Exhibit B	Form of Non-Competetition and Non-Solicitation Agreement
Exhibit C	Form of Vesting Agreement
Exhibit D	Form of Option Acknowledgement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Consideration Spreadsheet
Exhibit G	Form of Confirmation of Inventions Assignment
Exhibit H	Form of Escrow Agreement

Schedules

Company Disclosure Schedule
Schedule 1.01 (a)	Allocation Schedule
Schedule 1.01 (b)	Knowledge Persons
Schedule 2.02 (a)	Illustration of Closing Working Capital
Schedule 4.05	Ownership of Shares of the Sellers
Schedule 9.02 (c)	Consents
Schedule 9.02 (e)(vi)	Persons to execute Confirmations of Assignment of Inventions
Schedule 11.02 (a)(viii)	Indemnified Matters

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 17, 2019, is entered into by and among 8x8, Inc., a Delaware corporation (“Buyer”), Wavecell Pte. Ltd., a corporation incorporated under the laws of the Republic of Singapore (the “Company”), the Persons listed in Annex A to this Agreement (the “Sellers”) and Qualgro Partners Pte. Ltd., as the Equityholder Representative. Capitalized terms shall have the meanings given to them in Section 1.01(a) (or as defined elsewhere in this Agreement in accordance with Section 1.01(b)).
RECITALS
WHEREAS, as of the date hereof, the Sellers collectively own 100% of the issued and outstanding ordinary shares and preferred shares (collectively, the “Shares”) of the Company, as set forth on Schedule 4.05 hereto;
WHEREAS, Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to Buyer, all on the terms and subject to the conditions hereinafter set forth;
WHEREAS, prior to the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the Persons listed in Annex B (collectively, the “Key Employees”) have entered into offer letters and related employment documentation with Buyer (the “Offer Letters”), to be effective upon the Closing;
WHEREAS, prior to the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Person listed in Annex C (collectively, the “Restricted Shareholders”) has been issued that number of ordinary shares of the Company set forth opposite such Person’s name (the “Restricted Shares”) and entered into a restricted share agreement with the Company and the Buyer in the form of Exhibit A (the “Restricted Share Agreements”), to be effective upon the Closing; and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the Key Employees are entering into non-competition and non-solicitation agreements with the Buyer in the form of Exhibit B (the “Non-Competition and Non-Solicitation Agreement”) and Olivier Gerhardt is entering into a revesting agreement with the Buyer in the form of Exhibit C (the “Vesting Agreement”) to be effective upon the Closing.
AGREEMENT
NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.01	Definitions.
(a)As used in this Agreement, the following terms have the following meanings:
“Accrued Income Taxes” means an amount (which shall not be less than zero) equal to all unpaid corporate income Tax liabilities of the Acquired Companies for any Pre-Closing Tax Period (determined, with respect to a Straddle Period, in accordance with Section 8.02).
“Acquired Companies” means the Company and each of its Subsidiaries.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or any other transactions involving Buyer or any Affiliate of Buyer, on the one hand, and the Company, on the other hand, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license or other disposition of all or a material portion of the business or assets of any Acquired Company, (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of any Acquired Company (including the Shares), (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company (including the Shares), or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company (including the Shares) or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.
“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Aggregate Cash Consideration” means an amount in U.S. Dollars equal to fifty-five percent (55%) of the Estimated Total Consideration Value.
“Aggregate Closing Cash Consideration” means an amount in U.S. Dollars equal to the difference of the Aggregate Cash Consideration minus (i) the Escrow Cash minus (ii) the Equityholder Representative Expense Amount.
“Aggregate Closing Share Consideration” means a number of Buyer Shares equal to the difference of (i) the Aggregate Share Consideration minus (ii) the Holdback Shares.
“Aggregate Share Consideration” means a number of Buyer Shares valued at the Buyer Stock Price equal to the difference of (i) the Estimated Total Consideration Value minus (ii) the Aggregate Cash Consideration.
“Allocation Schedule” means the schedule attached hereto as Schedule 1.01(a) that sets forth the proportion of cash to Buyer Shares that is payable to the Sellers and the Award Holders hereunder.
“Applicable Law” means, with respect to any Person, any central, federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement (including the implementing rules and regulations or the rules and regulations of any applicable securities exchange) enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Award Holders” means the holder of one or more Company Options.
“Balance Sheet” means the consolidated unaudited balance sheet of the Acquired Companies as of March 31, 2019.
“Balance Sheet Date” means March 31, 2019.
“Benefit Plan” means (i) each employee benefit plan, as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), (ii) each employment, consulting, advisor or other service agreement or arrangement, (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-linked plan, program, arrangement, agreement, policy or commitment, (v) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, leave entitlements, paid-time-off, other welfare fringe benefit and each other employee compensation or benefit plan, program, agreement, policy, commitment or arrangement (other than any statutory plan, program or arrangement that is required under Applicable Law and maintained by any Governmental Authority).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California or Singapore are authorized or required by Applicable Law to close.
“Buyer Common Stock” means the Common Stock of Buyer, par value of US$0.001.

“Buyer Indemnitee” mean each of the following Persons: (i) Buyer, (ii) Buyer’s current and future Affiliates (including, following the Closing, the Acquired Companies), (iii) the respective directors, officers and employees of the Persons referred to in clauses (i) and (ii) above, and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above; provided, however, that the Equityholders shall not be deemed to be “Buyer Indemnitees.”
“Buyer Indemnitors” means Buyer and its respective successors and assigns.
“Buyer Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Buyer and its Affiliates, taken as a whole, or (ii) the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following events, changes, developments or state of facts shall be deemed, either alone or in combination, to constitute a Buyer Material Adverse Effect, or be taken into account in determining whether there has been or will be a Buyer Material Adverse Effect: (a) general economic, political or regulatory conditions in any of the geographical areas in which the Buyer or any of its Affiliates operates; (b) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market); (c) conditions generally affecting any of the industries in which Buyer or any of its Affiliates operates; (d) acts of God, natural disasters, or the occurrence of any military or terrorist attack or any force majeure; (e) the announcement of this Agreement or the pendency of the transactions contemplated hereby; (f) any changes in U.S. GAAP (or other applicable accounting regulations, standards or principles) (or interpretations thereof) or any change in Applicable Laws or the interpretation thereof; (g) the taking of any action required or expressly contemplated by this Agreement or any action requested by any of the Equityholders in writing to be taken; or (h) any failure by the Buyer or any of its Subsidiaries to meet internal or other budgets, plans, revenue forecasts, earnings estimates or financial projections or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect); but in the case of clauses (a), (b), (c), (d) or (f), only to the extent any event, change, development or state of facts does not, individually or in the aggregate, have a disproportionate adverse impact on the Buyer and its Affiliates (taken as a whole) relative to other Persons in the industries in which the Buyer and its Affiliates operate.
“Buyer Share” means a share of Buyer Common Stock.
“Buyer Stock Price” means the volume weighted average trading price of a Buyer Share on the NYSE, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the thirty (30) consecutive trading days ending on the fourth complete trading day prior to (and excluding) the Closing Date as reported by Bloomberg, L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties), subject to customary equitable adjustment for any stock split (including reverse stock split), recapitalization and similar events pursuant to which the outstanding number of Buyer Shares shall have been converted into a different number of Buyer Shares following the Closing.
“Closing Cash” means the amount of cash and cash equivalents held by the Acquired Companies as of the close of the Business Day Singapore time on the Closing Date, net of all outstanding checks and drafts.
“Closing Indebtedness” means all Indebtedness of the Acquired Companies as of the close of the Business Day Singapore time on the Closing Date.
“Closing Per Share Consideration Value” means an amount in U.S. Dollars equal to the difference between (i) the Per Share Consideration Value minus (ii) the Per Share Contribution Amount.
“Closing Working Capital” means Working Capital as of the close of the Business Day Singapore time on the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Company Benefit Plan” means any Benefit Plan that is maintained or sponsored by any Acquired Company or under which any Acquired Company has any obligation or liability (whether fixed or contingent, direct or indirect) to provide compensation and/or benefits to or for the benefit of any current or former Service Provider (or any beneficiary or dependent thereof).
“Company Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, that has been provided by the Company to Buyer setting forth, subject to Section 1.02(k), among other things, items the disclosure of which is called for by this Agreement, either in response to a disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement.
“Company ESOP” means the Company’s Employee Share Option Scheme 2016 and Employee Share Option Scheme 2017.
“Company IP” means all Company Licensed IP and Company Owned IP.
“Company IP Contract” means any Contract that is a Company Inbound IP License or a Company Outbound IP License.
“Company Licensed IP” means all Intellectual Property Rights and Technology in-licensed by the Acquired Companies.
“Company Option” means any option to purchase Company Ordinary Shares.
“Company Ordinary Shares” means ordinary shares of the Company.
“Company Owned IP” means all Intellectual Property Rights and Technology owned or purported to be owned by, or exclusively licensed to, the Acquired Companies.
“Company Preference Shares” means the Series Seed Preference Shares, the Series A Preference Shares and the Series B Preference Shares or any of them as the context may require.
“Company Products” means all products and services offered, owned, developed, marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company, as well as any product or service under development by or for any Acquired Company.
“Company Transaction Expenses” means (i) any fees and disbursements incurred by or on behalf of any Acquired Company and payable to any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement (excluding goods and services Taxes imposed on any Acquired Company under Applicable Law in connection therewith, to the extent the Company and the Buyer agree such Taxes will be refunded following the Closing), (ii) the fees and disbursements payable to legal counsel, consultants or accountants of any Acquired Company that are payable by any Acquired Company in connection with the transactions contemplated by this Agreement (other than up to US$75,000 for the reasonable and documented out-of-pocket costs of the Company in connection with obtaining the U.S. GAAS Audit Opinion) (excluding goods and services Taxes imposed on any Acquired Company under Applicable Law in connection therewith, to the extent the Company and the Buyer agree such Taxes will be refunded following the Closing), (iii) any amounts payable to any current or former Service Provider in connection with the Sale or any of the other transactions contemplated by this Agreement under any change of control, retention, termination, severance, bonus or other similar arrangement (whether paid or provided prior to, on or following the Closing Date and whether or not in connection with another event, including any termination of service), together with any Taxes imposed on any Acquired Company in connection therewith, as well as any Taxes imposed on any Acquired Company with respect to the Option Consideration, (iv) any fees, costs, or expenses payable by any Acquired Company to the Equityholder Representative (other than those fees, costs or expenses to be covered by the Equityholder Representative Expense Amount), (v) any fees, costs or expenses payable to the Escrow Agent in connection with the Escrow Cash and Escrow Agreement; (vi) fifty percent (50%) of any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby (other in connection with the Restricted Shares) in accordance with Section 8.06; and (vii) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by any Acquired Company in connection with the transactions contemplated by this Agreement.

“Confidentiality Agreement” means that certain mutual non-disclosure agreement, dated as of November 20, 2018, between the Company and Buyer.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).
“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.
“Damages” means any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement (subject to Section 11.06), judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation and design-around costs) or expense of any nature; provided, that (x) consequential, indirect or similar losses (including for lost profits or revenues, loss of business, loss of opportunity and diminution of value) shall only constitute “Damages” to the extent reasonably foreseeable and (y) punitive or exemplary damages shall only constitute “Damages” to the extent awarded in connection with a Third Party Claim.
“Due Amounts” means any amount due from an Equityholder to the Buyer pursuant to Article 11.
“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.
“Equityholder Indemnitee” mean each of the following Persons: (i) each Equityholder, (ii) with respect to each Equityholder, (1) such Equityholder’s Affiliates, (2) the directors, officers and employees of such Equityholder and such Equityholder’s Affiliates, and (iii) the respective successors and assigns of the Persons referred to in clauses (i) and (ii) above.
“Equityholder Indemnitors” means, collectively, the Equityholders and their respective successors and assigns.
“Equityholder Representative Expense Amount” means an amount in cash equal to US$400,000.
“Equityholders” means, collectively, the Sellers and the Award Holders.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means Citibank, N.A., or if it is unable or unwilling to serve, such other bank or trust company of recognized standing to which Buyer and the Equityholder Representative mutually agree in writing.
“Escrow Agreement” means the form of escrow agreement governing the Escrow Account, substantially in the form attached hereto as Exhibit H.
“Escrow Cash” means an amount in U.S. Dollars equal to 15% of the Aggregate Cash Consideration.
“Estimated Total Consideration Value” means an amount equal to (A) US$125,000,000, minus (B) the Estimated Closing Indebtedness, minus (C) the amount of Estimated Unpaid Company Transaction Expenses, minus (D) the amount, if any, by which Estimated Closing Working Capital is less than Target Working Capital Lower Limit, plus (E) the amount of Estimated Closing Cash, plus (F) the amount, if any, by which Estimated Closing Working Capital is greater than Target Working Capital Upper Limit.
“Exchange Act” means the Securities Exchange Act of 1934.
“Fraud” means common law fraud, with the element of scienter, pursuant to the laws of the State of New York (which, for the avoidance of doubt, shall not include any claim based on negligence or recklessness).
“Fully Diluted Ordinary Number” means the sum of (i) the total number of Company Ordinary Shares that are issued and outstanding immediately prior to the Closing (excluding the Restricted Shares), (ii) the total number of Company Ordinary Shares that are issuable upon the conversion in full of all Company Preference Shares issued and outstanding immediately prior to the Closing, and (iii) the total number of Company Ordinary Shares that are issuable upon the conversion or exercise in full of all convertible securities, Company Options, warrants or other rights to acquire Shares that are outstanding immediately prior to the Closing.

“Fundamental Buyer Representations” means the representations and warranties set forth in Sections 5.01, 5.02, 5.04(a), 5.04(b), 5.05 and 5.06.
“Fundamental Company Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b), 3.04, 3.18, 3.25, 4.01, 4.02, 4.04(a), 4.04(b) and 4.05.
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel), in each case, having jurisdiction over the applicable party.
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
“Holdback Funds” means the Escrow Cash and the Holdback Shares, as such amounts may be reduced from time to time after the Closing in accordance with this Agreement, including as a result of the release to the Equityholders or the Buyer or any Buyer Indemnitee or otherwise (but subject to the second sentence of Section 11.03(b)).
“Holdback Funds Value” means 15% of the Estimated Total Consideration Value.
“Holdback Initial Release Funds” means one third (1/3) of the Holdback Funds.
“Holdback Shares” means a number of Buyer Shares equal to 15% of Aggregate Share Consideration, rounded up to the nearest whole share.
“Indebtedness” means any liability of a Person for any amount owed (including (i) unpaid interest, (ii) premium thereon, (iii) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such liability, and (iv) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in any such case if it is in respect of (a) any indebtedness for such Person for money borrowed or evidenced by a note, bond, debenture or other similar interest, (b) capitalized lease obligations (excluding Company Leased Real Property and leases for printers), (c) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction, (d) obligations for the deferred purchase price of property or services (other than current liabilities for such property or services incurred in the ordinary course of business, but including milestone payments and other types of earn-outs or contingent payments due for the acquisition of capital stock or assets of another Person), (e) Accrued Income Taxes, (f) any obligations for unfunded liabilities relating to any employee benefit plan, pension plan or similar arrangement, including retirement indemnities, termination indemnities and seniority premiums, (g) obligations for repayment of monies paid under grants or subsidies from Governmental Authority, and (h) any liability of the type described in clauses (a) through (g) guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.
“Indemnified Taxes” means any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period; Taxes of Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Acquired Companies) for any Tax period; Taxes attributable to any restructuring or reorganization undertaken by Sellers or the Acquired Companies prior to the Closing; Taxes for which any Acquired Company (or any predecessor thereof) is held liable under United States Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of such Acquired Company being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and Taxes payable by the Acquired Companies pursuant to a Tax sharing, indemnification or allocation agreement (excluding customary indemnification provisions in a commercial Contract entered into in the ordinary course of business which Contract does not relate primarily to Taxes); provided, however, Indemnified Taxes shall not include any Taxes included in Accrued Income Taxes or in Company Transaction Expenses.
“Indemnitees” means (a) with respect to any claim by the Buyer for indemnification pursuant to Section 11.02, the Buyer and its respective successors and assigns, and (b) with respect to any claim by an Equityholder for indemnification pursuant to Section 11.02, such Equityholder and its respective successors and assigns.

“Indemnitors” means (a) with respect to any claim by the Buyer for indemnification pursuant to Section 11.02, the Equityholder Indemnitors, and (b) with respect to any claim by an Equityholder for indemnification pursuant to Section 11.02, the Buyer Indemnitors.
“Intellectual Property Rights” means and includes all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (ii) trademark, trade name, brand names, brand marks, corporate names, service name, trade dress and service mark rights, logos, slogans, hash tags, social media pages and 800 numbers and similar means of identification and similar rights, including all goodwill associated with the foregoing; (iii) trade secret rights and other rights in know-how and confidential or proprietary information (including any business plans, technical data, invention disclosures, customer data, financial information, pricing and cost information or other similar information); (iv) United States and foreign patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of such patents and patent applications, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing; (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) any other proprietary rights in Technology of every kind and nature; and (vii) all past, present and future claims and causes of action claims arising out of or related to infringement or misappropriation of any of the foregoing.
“Key Closing Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b), 3.04, 3.25, 4.01, 4.02, 4.04(a), 4.04(b) and 4.05.
“Knowledge” means (a), with respect to any Acquired Company, the actual knowledge of each of the Persons identified as such on Schedule 1.01(b), and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of any Acquired Company (the “Company Knowledge Persons”) and (b), with respect to Buyer, the actual knowledge of each of the Persons identified as such on Schedule 1.01(b), and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of Buyer (the “Buyer Knowledge Persons”).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Acquired Companies, taken as a whole, or (ii) the ability of the Sellers or the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following events, changes, developments or state of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) general economic, political or regulatory conditions in any of the geographical areas in which any Acquired Company operates; (b) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market); (c) conditions generally affecting any of the industries in which any Acquired Company operates; (d) acts of God, natural disasters, or the occurrence of any military or terrorist attack or any force majeure; (e) the announcement of this Agreement or the pendency of the transactions contemplated hereby; (f) any changes in SFRS (or other applicable accounting regulations, standards or principles) (or interpretations thereof) or any change in Applicable Laws or the interpretation thereof; (g) the taking of any action required or expressly contemplated by this Agreement or any action requested by the Buyer in writing to be taken; or (h) any failure by an Acquired Company or any of its Subsidiaries to meet internal or other budgets, plans, revenue forecasts, earnings estimates or financial projections or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); but in the case of clauses (a), (b), (c), (d) or (f), only to the extent any event, change, development or state of facts does not, individually or in the aggregate, have a disproportionate adverse impact on the Acquired Companies (taken as a whole) relative to other Persons in the industries in which the Acquired Companies operate.
“Needed Company Financials” means (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018 and the related audited statements of income and cash flows for the fiscal year then ended, prepared in accordance with SFRS (applied on a consistent basis throughout the periods covered and consistent with the other Needed Company Financials), together with the audit opinion of the Company’s independent accounting firm in accordance with U.S. GAAS (the “U.S. GAAS Audit Opinion”) and the consent of the Company’s independent auditing firm to the filing by Buyer of such financial statements and U.S. GAAS Audit Opinion with the SEC, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2019 and the related unaudited statements of income and cash flows for the fiscal quarter then ended, prepared in accordance with SFRS (applied on a consistent basis throughout the periods covered and consistent with the other Needed Company Financials).
“NYSE” means the New York Stock Exchange.
“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms.
“Per Share Consideration Value” means an amount in U.S. Dollars equal to the quotient of (i) the Estimated Total Consideration Value divided by (ii) Fully Diluted Ordinary Number.
“Per Share Contribution Amount” means an amount in U.S. Dollars equal to the quotient of (i) the sum of (A) the Holdback Funds Value plus (B) the Equityholder Representative Expense Amount divided by (ii) Fully Diluted Ordinary Number.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Data” means, collectively, (i) a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that, alone or in combination with other information collected, held or otherwise managed by any of the Acquired Companies, can reasonably be used to identify such natural Person or household or enables access to such Person’s financial information; (ii) any information relating to an identified natural Person, a natural Person who can reasonably be identified, or the device of a natural Person, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that Person; (iii) all data and content uploaded or otherwise provided by or on behalf of the Acquired Companies’ customers to any of the Acquired Companies, or stored by such customers on any medium provided or controlled by an Acquired Company; and (iv) any other data collected by or on behalf of an Acquired Company that pertains to the Acquired Companies’ customers or to any other Persons. Any information created or processed by an Acquired Company that is based on or combined with Personal Data shall also be Personal Data.
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.
“Privacy, Security and Consumer Protection Laws” means all Applicable Laws concerning the protection, privacy or security of Personal Data (including any Applicable Laws of jurisdictions where the Personal Data was collected or is otherwise processed, including without limitation Singapore, Philippines, Indonesia, Thailand, Japan, China, Hong Kong, Australia, Russia, Kingdom of Saudi Arabia, Ukraine, Iraq, Afghanistan, United Kingdom, and any applicable jurisdictions within the United States and European Economic Area) and other applicable consumer protection laws, and all regulations promulgated thereunder and applicable self-regulatory requirements and industry guidelines, such as, without limitation, of the PCI Security Standards Council.
“Pro Rata Share” means, with respect to an Equityholder immediately prior to the Closing, a fraction, (i) the numerator of which is the value of the Estimated Total Consideration Value payable to such Equityholder pursuant to this Agreement in exchange for Shares and Company Options, as applicable, and (ii) the denominator of which is the aggregate value of the Estimated Total Consideration Value payable to all Equityholders pursuant to this Agreement in exchange for Shares and Company Options (in each case without taking into account the deduction of any portion of the Holdback Funds or Equityholder Representative Expense Amount by such Persons pursuant to this Agreement).
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.
“Process” (or “Processing”) means, with respect to Personal Data, acquisition, access, collection, use, handling, storage, maintenance, protection, retention, disclosure, transfer, destruction or disposal.
“Product Liabilities” means any liabilities proximately caused by a failure to warn or any defect or deficiency in design, engineering, assembly or production, with respect to any Company Product, and which involve the destruction of property personal injury or death, or the failure to perform in accordance with specifications.
“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks and domain names, and all applications for any of the foregoing.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Series A Preference Shares” means the Series A Preference Shares in the share capital of the Company with the terms and subject to the conditions of the share subscription agreement dated 15 December 2015 and entered into between the Company and Qualgro Pte Ltd, Wavemaker Pacific 1 Pte Ltd, Teepakorn Lojanagosin, Michael Gryseels and Spinta Pte Ltd.
“Series B Preference Shares” means the Series B Preference Shares in the share capital of the Company and with the terms and subject to the conditions of the share subscription agreement dated 7 June 2017 and entered into between the Company and Qualgro Pte Ltd, Longo Campo Investments Ltd, PT. Metra Digital Investama, Wavemaker Pacific 1 Pte Ltd, Pierre Lorinet, Christophe Riccardi and Sui Ling Cheah.
“Series Seed Preference Shares” means the preference shares issued to Florent Gregory Davy Dhaynaut, Olivier Jean Christian Gerhardt, Magaud Olivier Georges Albert and Spinta Pte Ltd in June 2015.
“Service Providers” means, collectively, each employee (including the Chief Executive Officer of the Company), consultant, independent contractor, non-employee manager or non-employee director of any of the Acquired Companies.
“SFRS” means the Singapore Financial Reporting Standards.
“Singapore Dollar” or “SG$” means the Singapore dollar, the official currency of Singapore.
“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, in any form, including source code and executable or object code, whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Specified Accounting Principles” means the accounting principles and methods the Company has used to produce the Company’s most recent audited Financial Statements and the illustration set forth on Schedule 2.02(a), in each case to the extent consistent with SFRS.
“Standard Software” means any non-customized software that (i) is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any Company Products, and (iii) is generally available on standard terms.
“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, as defined in Section 5 of the Companies Act or any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Target Working Capital Lower Limit” means US$-1,000,000.
“Target Working Capital Upper Limit” means US$1,000,000.
“Tax” means any and all taxes, including (i) any income, alternative or add-on minimum, gross income, gross receipts, sales, goods and services, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, unemployment, disability, capital stock, social security, excise, severance, stamp, occupation, premium, estimated, real property, personal property, windfall profit, custom duty, branch profits, escheat or other tax or other like fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (United States (federal, state or local) or foreign), whether disputed or not, (ii) in the case of an Acquired Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for Tax purposes, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.
“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Technology” means and includes algorithms, APIs, apparatus, diagrams, discoveries, ideas, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, processes, confidential or proprietary information, protocols, schematics, specifications, technical data, Software, subroutines, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
“Total Consideration Value” means the Estimated Total Consideration Value as finally adjusted pursuant to Section 2.02.
“Trust and Call Option Agreements” mean (i) that certain Trust and Call Option Agreement by and between the Company and Christophe Bruno Riccardi, dated as of February 15, 2018, (ii) that certain Trust and Call Option Agreement by and between the Company and Olivier Jean Christian Gerhardt, dated as of September 21, 2017 and as amended February 15, 2018 and May 28, 2018, and (iii) that certain Trust and Call Option Agreement by and between the Company and Deepraj Singh Sawhney dated as of February 15, 2018.
“U.S. Benefit Plan” means a Benefit Plan that is subject to the laws of the United States or provides compensation or benefits to any current or former employee, director, independent contractor or consultant (or any dependent thereof) of any Acquired Company or any of their respective Affiliates that is subject to the laws of the United States.
“U.S. Dollar” or “US$” means the United States dollar, the official currency of the United States.
“U.S. GAAS” means generally accepted auditing standards in the United States
“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that have not been paid as of the close of the Business Day Singapore time on the Closing Date.

“Willful Breach” means, for any party, such party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder in any material respect; provided that, at the time of such breach or failure, one or more of the Buyer Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge that the act or omission resulting in such breach or failure was a breach of, or failure to perform or comply with, any of such party’s covenants or agreements hereunder in any material respect.
“Working Capital” means with respect to the Acquired Companies, (i) current assets of the Acquired Companies, minus (ii) current liabilities of the Acquired Companies (excluding any Tax liabilities included in Accrued Income Taxes), all as calculated in accordance with the Specified Accounting Principles, but excluding Closing Cash, Closing Indebtedness, Company Transaction Expenses, and all deferred Tax assets and deferred Tax liabilities.
(b)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Dispute Notice	2.02(b)(iii)
Agreed Adjustments	2.02(b)(v)
Agreement	Preamble
Applicable Exchange Rates	12.14
Basket	11.03(a)
Buyer	Preamble
Buyer Closing Statement	2.02(b)(i)
Buyer Cure Period	10.01(f)
Buyer SEC Reports	5.07
Claim Certificate	11.04(a)
Claim Dispute Notice	11.04(b)
Closing	Section 2.01(d)
Closing Balance Sheet	2.02(b)(i)
Closing Date	Section 2.01(d)
Closing Option Consideration	2.03(a)
Company	Preamble
Company Board of Directors	3.04(f)
Company Closing Certificate	9.02(e)(vii)
Company Cure Period	10.01(e)
Company Inbound IP License	3.08(a)(iii)
Company Insurance Policies	Section 3.16
Company Leased Real Property	3.11(a)
Company Outbound IP License	3.08(a)(iv)
Company Registered IP	3.13(b)
Company Securities	3.04(c)
Company Shareholder Approval	Recitals
Company Software	3.13(m)
Confidential Information	3.13(h)
Consideration Spreadsheet	6.05
D&O Indemnified Persons	7.04(a)
D&O Tail Policy	7.04(b)
Data Room	1.02(l)
Designated Accounting Firm	2.02(b)(v)
Enforceability Exceptions	3.01(a)
Equityholder Representative	12.01(a)

Equityholder Representative Expense Account	2.04(e)
Escrow Account	2.04(d)
Estimated Closing Cash	2.02(a)
Estimated Closing Indebtedness	2.02(a)
Estimated Closing Working Capital	2.02(a)
Estimated Unpaid Company Transaction Expenses	2.02(a)
Excess Consideration	2.02(b)(vi)
Exchange Agent	2.04(a)
Expert Calculations	2.02(b)(v)
FCPA	3.23
Financial Statements	3.05(a)
FR Expiration Date	11.01(a)
General Expiration Date	11.01(a)
Holdback Period	11.04(g)
Interim Period	6.01
Invoice	6.06
IT Systems	3.14(a)
Key Employees	Recitals
Malicious Code	3.13(n)
Management Accounts	3.05(a)
Material Contract	3.08(a)
Material Customer	3.21(a)
Material Supplier	3.21(b)
Non-Competition and Non-Solicitation Agreement	Recitals
Offer Letters	Recitals
Option Acknowledgement	2.03(c)
Option Consideration	2.03(a)
Other Interested Party	6.02
Payoff Letter	6.06
PCA	3.23
PCI DSS	Section 3.15(f)
Permits	3.17
Permitted Liens	Section 3.11(d)(iv)
Privacy Agreements	3.15(a)
Real Property Lease	3.11(c)
Related Person	3.22
Releasee	6.07
Releasor	6.07
Review Period	2.02(b)(iii)
Restricted Share Agreements	Recitals
Restricted Shareholders	Recitals
Restricted Shares	Recitals
Rule 144	1.01(a)
Sale	2.01(a)
Sellers	Preamble
Service Agreements	3.21(c)

Share Closing Deliverables	2.04(b)
Share Transfer Form	2.04(b)(ii)
Shares	Recitals
Shortfall Consideration	2.02(b)(vi)
Tax Contest	8.03
Third Party Claim	11.06
Transfer Taxes	8.06
U.S. GAAS Audit Opinion	1.01(a)
Unresolved Claims	11.04(g)
Vesting Agreement	Recitals

Section 1.02	Interpretative Provisions.
(a)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(c)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(d)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(f)The use of the word “or” shall be inclusive.
(g)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(h)The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(i)A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.
(j)Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement or any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).
(k)The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but, for purposes of this sub-clause (ii), only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to an individual who has read that reference and such representations and warranties.
(l)Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Buyer or any of its Representatives means that such information, document or other material was posted to the electronic data room (the “Data Room”) hosted by or on behalf of the Sellers and the Company at www.dfsvenue.com in connection with the transactions contemplated hereby no later than 12:01 a.m. New York City time on the date that is two Business Days prior to the Closing Date and has been made available on a continuous basis by or on behalf of Sellers for review therein by Buyer and its Representatives since such time.

ARTICLE 2.
PURCHASE AND SALE OF SHARES

Section 2.01	The Sale; Closing.
(a)Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all rights, title and interests in and to the Shares, free and clear of all Liens (the “Sale”). Each Seller by its agreement hereunder waives its pre-emption rights under any agreement binding the Sellers in respect of the Sale of the Shares to the Buyer.
(b)In full payment for the Shares of the Sellers that do not constitute Restricted Shares, and subject to the other provisions of this Agreement (including Section 2.04, Section 2.05, Section 2.06, Article 11 and Article 12), each Seller shall be entitled to receive the following consideration:
(i)an amount of cash and/or Buyer Shares equal to the (A) Closing Per Share Consideration Value multiplied by (B) the number of Shares that do not constitute Restricted Shares owned by such Seller, as set forth on the Consideration Spreadsheet;
(ii)an amount of cash and/or Buyer Shares equal to such Seller’s Pro Rata Share of the Holdback Funds (to the extent released to the Equityholders as provided herein), as set forth on the Consideration Spreadsheet;
(iii)an amount of cash and/or Buyer Shares equal to such Seller’s Pro Rata Share of any Shortfall Consideration (to the extent payable to the Equityholders as provided herein), as set forth on the Consideration Spreadsheet; and
(iv)an amount of cash equal to such Seller’s Pro Rata Share of the Equityholder Representative Expense Amount (to the extent released to the Equityholders as provided herein), as set forth on the Consideration Spreadsheet.
(c)In full payment for the Restricted Shares, and subject to the other provisions of this Agreement (including Section 2.04, Section 2.05, Section 2.06), each Restricted Shareholder shall be entitled to receive a number of Buyer Shares equal to the (A) the number of Restricted Shares owned by such Restricted Shareholder multiplied by (B) the Per Share Consideration Value divided by (C) the Buyer Stock Price, as set forth on the Consideration Spreadsheet, and the Buyer Shares issued to such Restricted Shareholders shall remain subject to the Restricted Share Agreement applicable to the related Restricted Shares in all respects.
(d)The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of PDF copies of documents, unless Applicable Laws governing the Sale require otherwise. The Closing shall be carried out on the date hereof (at a time and place to be agreed by the parties), subject to the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), and otherwise on a date to be agreed by the parties that is no later than third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously.

Section 2.02	Closing Working Capital Adjustment.
(a)Pre-Closing Estimate. Prior to the Closing Date, the Company shall deliver to Buyer the Company’s good-faith estimate of each of (A) Closing Cash, (B) Closing Indebtedness, (C) Closing Working Capital and (D) Unpaid Company Transaction Expenses, such estimates to be prepared in accordance with (x) the same accounting principles and methods the Company has used to produce the Company’s most recent Financial Statements (to the extent consistent with SFRS) and (y) the illustration set forth on Schedule 2.02(a). The Company shall deliver all relevant backup materials and schedules, in detail reasonably acceptable to Buyer, concurrently with the delivery of such estimates and the Allocation Schedule. Based on such estimates and prior to the Closing Date, Buyer and the Company shall reasonably and in good faith calculate estimates of Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Working Capital (“Estimated Closing Working Capital”) and Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), which estimates shall be used to determine the Estimated Total Consideration Value for purposes of the Closing.
(b)Post-Closing Adjustment.
(i)As promptly as practicable, but in no event later than 90 calendar days following the Closing Date, Buyer shall cause to be prepared in accordance with the Specified Accounting Principles, and delivered to the Equityholder Representative an unaudited balance sheet of the Company as of the Closing (the “Closing Balance Sheet”), together with a statement (the “Buyer Closing Statement”) setting forth in reasonable detail Buyer’s calculation of each of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Working Capital, (iv) Unpaid Company Transaction Expenses and (v) the Total Consideration Value and attaching all relevant backup materials and schedules.
(ii)From and after the delivery of the Closing Balance Sheet and the Buyer Closing Statement, Buyer shall provide the Equityholder Representative and any accountants or advisors retained by the Equityholder Representative with reasonable access to the books and records of the Acquired Companies and cause appropriate representatives of Buyer and the Acquired Companies to be reasonably available to discuss the Closing Balance Sheet and the Buyer Closing Statement and respond to reasonable questions of the Equityholder Representative and its accountant with regard thereto, solely for the purposes of: (A) enabling the Equityholder Representative and its accountants and advisors to calculate and to review Buyer’s calculations as reflected Buyer Closing Statement and (B) identifying any dispute related to the calculations set forth in the Buyer Closing Statement.
(iii)If the Equityholder Representative disputes the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Total Consideration Value set forth in the Buyer Closing Statement, then the Equityholder Representative shall deliver a written notice (an “Adjustment Dispute Notice”) to Buyer during the 30-day period commencing upon receipt by the Equityholder Representative of the Closing Balance Sheet and the Buyer Closing Statement (the “Review Period”). The Adjustment Dispute Notice shall set forth, in reasonable detail, the basis for the dispute of such calculation.
(iv)If the Equityholder Representative does not deliver an Adjustment Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculations of each of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses and the Total Consideration Value shall be deemed final and binding on Buyer, the Equityholder Representative and the Equityholders for all purposes of this Agreement.

(v)If the Equityholder Representative delivers an Adjustment Dispute Notice to Buyer prior to the expiration of the Review Period with respect to Buyer’s calculation of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Total Consideration Value, then the Equityholder Representative and Buyer shall meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of such disputed items for a period of 30 calendar days after the end of the Review Period, and use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to such disputed items. In the event Buyer and the Equityholder Representative so resolve any such differences, Buyer’s calculations set forth in the Buyer Closing Statement, as adjusted by the Agreed Adjustments, shall be final and binding for purposes of this Agreement. If the Equityholder Representative and Buyer are unable to reach agreement on any disputed item within the 30 calendar day period, then either the Equityholder Representative or Buyer may submit the objections to the objections to the New York office of an internationally recognized independent accounting firm (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 30th day. The Designated Accounting Firm shall be directed by Buyer and the Equityholder Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the Specified Accounting Principles, and, in any event, within 45 calendar days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Equityholder Representative and Buyer. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Buyer, the Equityholder Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Total Consideration Value. The determination of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Total Consideration Value (as applicable) made by the Designated Accounting Firm shall be final and binding on Buyer, the Equityholder Representative and the Equityholders for all purposes of this Agreement, absent manifest error. In calculating Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses and the Total Consideration Value (as applicable), the Designated Accounting Firm shall be limited to addressing only the particular disputes referred to in the Adjustment Dispute Notice. The Expert Calculations (A) shall reflect in detail the differences, if any, between the disputed items reflected therein and the disputed items set forth in the Buyer Closing Statement, and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Buyer or the Equityholder Representative, as the case may be, and no lower than the lower amount calculated by Buyer or the Equityholder Representative, as the case may be. The fees and expenses of the Designated Accounting Firm shall be paid by Buyer and the Equityholder Representative (on behalf of the Equityholders) in inverse proportion as they may prevail (based on the disputed items as resolved by the Designated Accounting Firm as compared to the disputed items proposed by Buyer and the Equityholder Representative, respectively), as determined by the Designated Accounting Firm. For example, if Equityholder Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Designated Accounting Firm ultimately resolves the dispute by awarding to the Equityholder Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Designated Accounting Firm shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to Buyer and seventy percent (70%) (i.e., 700 divided by 1,000) to the Equityholder Representative.
(vi)If the Total Consideration Value, as finally determined in accordance with this Section 2.02, is less than the Estimated Total Consideration Value (such amount, “Excess Consideration”), then such Excess Consideration shall be satisfied by forfeiture by the Equityholders of Holdback Funds in an amount equal to the Excess Consideration (with each Equityholder forfeiting cash and Buyer Shares (x) in an amount equal to such Equityholder’s Pro Rata Share of such Excess Consideration, (y) in the same ratio of cash to Buyer Shares as such Equityholder received as part of such Equityholder’s Pro Rata Share of the Estimated Total Consideration Value and (z) with Buyer Shares being valued at the Buyer Stock Price); provided, however, in the event that the Holdback Funds are insufficient to satisfy the Excess Consideration, each Equityholder shall pay to Buyer in cash such Equityholder’s Pro Rata Share of the excess of such Excess Consideration over the value of the Holdback Funds. If the Total Consideration Value, as finally determined in accordance with this Section 2.02, is greater than the Estimated Total Consideration Value (such amount, “Shortfall Consideration”), then Buyer shall cause such Shortfall Consideration to be paid promptly to the Equityholders in proportion to their respective Pro Rata Share of such Shortfall Consideration as set forth in the Consideration Spreadsheet.

Section 2.03	Treatment of Company Options.
(a)At the Closing, each Company Option that is outstanding immediately prior to the Closing shall vest in full (to the extent then-unvested), and shall automatically be canceled and converted solely into the right to receive, subject to and conditioned upon the holder’s timely execution and delivery to the Company of an Option Acknowledgement and further subject to the terms and conditions of this Agreement (including with respect to deductions and withholding and to Section 2.04(a), Section 2.06 and Article 11), (i) an amount in cash (the “Closing Option Consideration”) equal to (A) the excess of the Per Share Consideration Value over the per-share exercise price of such Company Option, multiplied by (B) the aggregate number of Company Ordinary Shares underlying such Company Option as of immediately prior to the Closing, less (C) such Award Holder’s Pro Rata Share of the Holdback Funds Value and the Equityholder Representative Expense Amount, and (ii) such Award Holder’s Pro Rata Share, to be paid in cash, of (A) the Holdback Funds Value and Equityholder Representative Expense Amount, if any, to be released pursuant to this Agreement and (B) the Shortfall Consideration, if any, pursuant to Section 2.02(b)(vi) (collectively, the amounts in clauses (i) and (ii), the “Option Consideration”). The Buyer, in its discretion, shall either (a) pay the Closing Option Consideration directly to Award Holders promptly following the Closing or (b) cause the Closing Option Consideration to be remitted through the payroll or accounts payable systems of the Acquired Companies on the next payroll date at least three (3) Business Days following the Closing; provided, that, in any event, the Closing Option Consideration shall be paid to Award Holders not later than fifteen (15) days after the Closing Date, subject to local payroll requirements.
(b)From and after the Closing, the holders of Company Options shall cease to have any rights with respect thereto, other than the right to receive the Option Consideration in accordance with Section 2.03(a) (if applicable). The Option Consideration shall constitute the sole consideration payable in respect of all canceled Company Options.
(c)Prior to the Closing Date, the Company shall notify, in the form attached hereto as Exhibit D (“Option Acknowledgement”), each Award Holder of the treatment as provided in Section 2.03(a) of all Company Options held by such Award Holder and request that each such Award Holder holding Company Options execute and return such Option Acknowledgement to the Company no later than the Closing Date. No later than immediately prior to the Closing, the Company shall terminate the Company ESOP. Prior to the Closing, the Company shall take all actions (including providing all notices, adopting all resolutions and obtaining all consents and making any amendments) that may be necessary (under the Company ESOP and otherwise) to effectuate the provisions of Section 2.03(a) and to ensure that, from and after the Closing, Award Holders have no rights with respect to the Company ESOP or Company Options other than those specifically provided in this Section 2.03. Buyer shall be entitled to reasonable advance review and approval of the Option Acknowledgement and any other documentation contemplated by this Section 2.03(c) or as may otherwise be required under each Company ESOP to give effect to this Section 2.03(c).

Section 2.04	Exchange and Payment Mechanics.
(a)Exchange Agent. Computershare Trust Company, N.A. or another Person selected by Buyer that is reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the Sale.
(b)Share Closing Deliverables. At or prior to the Closing, Sellers shall deliver or cause to be delivered or made available to Buyer the following in connection with the Shares (collectively, the “Share Closing Deliverables”):

(i)original share certificates in respect of the Shares;
(ii)valid share transfer forms (each, a “Share Transfer Form”) in respect of the Shares, duly executed by each of the Sellers in favor of Buyer;
(iii)a working sheet signed by a director or secretary of the Company computing the net asset value per share of the Company and/or such other document(s) as may be prescribed from time to time by the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on the transfer of the Shares together with a certified copy of the relevant accounts; and
(iv)certified true copies of the resolutions passed by the Company Board of Directors: (A) approving the transfer of the Shares to Buyer; (B) authorizing the issue of new share certificates in respect of the Shares in favor of Buyer; (C) approving the entry into the electronic register of members of the Company maintained with ACRA the name of Buyer as the holder of the Shares; and (D) approving the termination of the Company ESOP as contemplated in Section 2.03(c).
(c)Closing Deposits. At or prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the Sellers and Award Holders agree and acknowledge that Buyer shall deliver, or cause to be delivered, to the Exchange Agent,
(i)an amount in cash equal to the portion of the Aggregate Closing Cash Consideration payable to the Sellers in accordance with the Consideration Spreadsheet (which amount accounts for the deductions in connection with the Escrow Cash and Equityholder Representative Expense Amount, as described in Section 2.04(d) and Section 2.04(e), respectively);
(ii)the Aggregate Closing Share Consideration payable to the Sellers in accordance with the Consideration Spreadsheet (which number of Buyer Shares accounts for the deduction in connection with the Holdback Shares, as described in Section 2.04(d)) duly and validly issued by the Buyer to the applicable Sellers in accordance with the Consideration Spreadsheet; and
(iii)certified true copies of the resolutions passed by the Buyer’s board of directors: (A) approving the transactions contemplated by this Agreement and (B) authorizing the issuance of the Aggregate Share Consideration, in the case of each of (A) and (B), in accordance with, and subject to the conditions of, this Agreement.
(d)Holdback Funds. At the Closing, (i) the Holdback Shares shall be issued, but not distributed, and the Holdback Shares shall be withheld from the Aggregate Share Consideration otherwise payable hereunder to the Equityholders (in accordance with their respective Pro Rata Shares) as set forth on the Consideration Spreadsheet and (ii) Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds, to the Escrow Agent, an amount equal to the Escrow Cash to be held in an escrow account (the “Escrow Account”) in accordance with the Escrow Agreement, which Escrow Cash shall be deducted from the Aggregate Cash Consideration otherwise payable hereunder to the Equityholders (in accordance with their respective Pro Rata Shares) as set forth on the Consideration Spreadsheet. The Holdback Shares and Escrow Cash shall be held by Buyer and the Escrow Agent, respectively, and constitute partial security for any Excess Consideration, if applicable, and the indemnification obligations of the Equityholder Indemnitors pursuant to Article 11, and shall be held, distributed or restricted in accordance with the provisions of this Agreement, the Vesting Agreement and the Escrow Agreement. Except to the extent there is a forfeiture of Holdback Shares pursuant to this Agreement and/or Buyer Shares pursuant to the Vesting Agreement or the Restricted Share Agreements, such Buyer Shares shall be treated by the Buyer as issued and outstanding Buyer Shares as of the Closing which are registered in the name of the applicable Equityholder entitled to such shares (subject to appropriate legends and restrictions on the books of Buyer’s transfer agent with respect to the restrictions imposed on such shares under this Agreement, the Vesting Agreement and the Restricted Share Agreements, as applicable).
(e)Equityholder Representative Expense Account. At the Closing, Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds to an account designated in writing by the Equityholder Representative at least two Business Days prior to the Closing Date, an amount equal to the Equityholder Representative Expense Amount to be held by the Equityholder Representative (the “Equityholder Representative Expense Account”) for purposes of paying the expenses incurred by the Equityholder Representative in fulfilling its obligations under this Agreement.

(f)Exchange Procedures. Within two Business Days following the Closing Date, Buyer shall cause the Exchange Agent to send to each Seller a letter of transmittal and instructions in substantially the form attached as Exhibit E hereto for use in the Sale. Upon delivery of the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, in exchange for each Seller’s Shares, such Seller shall be entitled to receive the consideration due to such Seller in accordance with the Consideration Spreadsheet in connection with the Closing following the Closing. The Exchange Agent shall use reasonable best efforts to make (and Buyer shall cause the Exchange Agent use reasonable best efforts to make) the payments described in the preceding sentence to each Seller in the method designated by such Seller in the letter of transmittal within five Business Days following delivery of the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, to the Exchange Agent.
(g)Transaction Costs. At or promptly following the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the Estimated Unpaid Company Transaction Expenses (excluding Accrued Income Taxes) as to which Invoices therefor (including wire instructions) have been provided to Buyer, in each case by wire transfer of immediately available funds to the accounts designated in such Invoices. For the avoidance of doubt, any Company Transaction Expenses paid by the Buyer pursuant to this Section 2.04(g) shall be deemed Unpaid Company Transaction Expenses for purposes of this Agreement.
(h)Indebtedness. At or promptly following the Closing, the Buyer shall repay, or cause to be repaid, on behalf of each of the Acquired Companies, the Estimated Closing Indebtedness (excluding Accrued Income Taxes) as to which final Payoff Letters therefor (including wire instructions) have been provided to Buyer, in each case by wire transfer of immediately available funds to the accounts designated in such Payoff Letters.
(i)No Fractional Shares. Notwithstanding any provisions herein to the contrary, no fractional Buyer Shares shall be issued pursuant to this Agreement. The number of Buyer Shares which each Seller is entitled to receive hereunder shall be rounded down to the nearest whole number of Buyer Shares (after aggregating, for each particular share certificate representing Shares, all fractional Buyer Shares to be received by such Seller). In lieu of any fractional Buyer Shares to which any Seller would otherwise be entitled (after aggregating, for each particular share certificate representing Shares, all fractional Buyer Shares to be received by such Seller), such Seller shall receive an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Buyer Stock Price.

Section 2.05	Restrictions on Buyer Shares.
The Buyer Shares issued pursuant to the terms of this Agreement will be issued in a transaction exempt from or not subject to registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC under the Securities Act and/or Regulation S promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. All recipients of such Buyer Shares either shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The Buyer Shares to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless pursuant to (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and either Buyer’s transfer agent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Buyer’s transfer agent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Rule 144 or Regulation S, if applicable. Any certificates representing such Buyer Shares will bear an appropriate legend and restriction on the books of Buyer’s transfer agent to that effect.

Section 2.06	Withholding Rights.
Buyer shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to the Equityholders or any other Person pursuant to this Agreement such amounts as Buyer is required to deduct or withhold therefrom under the Code, or any Tax law, with respect to the making of such payment. To the extent that such amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid by Buyer.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 1.02(k), except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Buyer:

Section 3.01	Corporate Existence and Power.
(a)The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the Company Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (i) the effect of any Applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the foregoing clauses (i) and (ii), the “Enforceability Exceptions”).
(b)Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Acquired Companies is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by such Acquired Company to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect.
(c)Section 3.01(c) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization and (ii) with respect to each such Subsidiary, the number and type(s) of its outstanding shares of capital stock, securities or other equity interests and the record owner(s) thereof (including such record owner’s country of residence and citizenship). Such record owners(s) have good and marketable title to such securities, free and clear of Liens except for Liens created under this Agreement. Except as set forth on Section 3.01(c) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock, securities or other equity interests of any such Subsidiary, (ii) securities convertible into or exchangeable for shares of capital stock, securities or other equity interests of any such Subsidiary or (iii) options or other rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue or grant, any capital stock, securities or other equity interests of any such Subsidiary. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries listed on Section 3.01(c) of the Company Disclosure Schedule. No Acquired Company is a participant in any joint venture, partnership, domination and/or profit and loss transfer agreement or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

(d)The Company has made available to Buyer accurate and complete copies of: (i) the constituent documents, including all amendments thereto, of each Acquired Company; and (ii) the stock records and statutory registers of each Acquired Company. The Acquired Companies have carried out their business in accordance with the constituent documents and there has not been any violation of any of the provisions of the constituent documents of the Acquired Companies, including all amendments thereto. The Company has properly amended its constituent documents in order to allow for the issuance of the Restricted Shares that have been issued to each Person listed in Annex C.
(e)All meetings of the board of directors and shareholders of the Acquired Companies have been held in accordance with Applicable Law. All accounts, documents and returns required by Applicable Laws to be delivered, filed or made to the Registrar of Companies (or equivalent Governmental Authority) have been duly and correctly delivered or made as required by Applicable Law.

Section 3.01	Governmental Authorization.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.03	Non-contravention.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach by any Acquired Company of any provision of the organizational documents of any Acquired Company, (b) contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, result in a material breach of, constitute a default, or an event that, with due notice or lapse of time or both, would result in a material breach of, or constitute a material default under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which any Acquired Company is entitled under any provision of any Material Contract or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Acquired Companies or (d) result in the creation or imposition of any material Lien on any material asset of the Acquired Companies.

Section 3.04	Capitalization.
(a)As of the date of this Agreement, the issued and paid up share capital of the Company consists of 15,000 Company Ordinary Shares and 89,584 shares of Company Preference Shares, of which 35,500 shares are designated as Series Seed Preference Shares, 23,836 shares are designated as Series A Preference Shares and 30,248 are designated as Series B Preference Shares. As of the date of this Agreement, there were outstanding 15,000 Company Ordinary Shares, 35,500 shares of Series Seed Preference Shares, 23,836 shares of Series A Preference Shares and 30,248 shares of Series B Preference Shares and Company Options to purchase an aggregate of 6,818 Company Ordinary Shares authorized for issuance under the Company ESOP (of which Company Options to purchase an aggregate of 6,818 Company Ordinary Shares were outstanding (of which Company Options to purchase an aggregate of 6,818 shares of Company Ordinary Shares were vested, no Company Options to purchase Company Ordinary Shares were unvested and no Company Options to purchase Company Ordinary Shares were unallocated)). Company Ordinary Shares remained available for issuance pursuant to new awards. Each Company Preference Share will be converted into one Company Ordinary Share as of the Closing. Section 3.04(a) of the Company Disclosure Schedule contains a complete and correct list of all of the Company’s securityholders, including their country of residence and citizenship, and type and number of shares of Company Securities owned by such securityholder.
(b)All outstanding Shares have been duly authorized and validly issued and are fully paid. Except as set forth in Section 3.04(b)(i) of the Company Disclosure Schedule, Section 3.04(b)(ii) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Option, including the holder, the date of grant, the number of Company Ordinary Shares subject to such Company Option at the time of grant, the number of Company Ordinary Shares subject to such Company Option as of the date of this Agreement, the exercise price per share of the Company Option, the vesting commencement date, the vesting schedule and the applicable Company ESOP under which it was granted. All Company Options were granted under the Company ESOP. True and correct copies of the Company ESOP, the standard agreements under the Company ESOP and each agreement evidencing any Company Option that does not conform to the standard agreement under the Company ESOP has been provided to Buyer. All Company Options have been granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. Each Company Option may be treated at the Closing as set forth in Section 2.03.
(c)Except for the Shares and Company Options described in Section 3.04(a), there are no outstanding (i) shares of capital stock, securities or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock, securities or other equity interests of the Company, or (iii) options or other rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue or grant, any capital stock, securities or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).
(d)All outstanding Shares and all outstanding securities of the Subsidiaries as set out in Section 3.01(c) of the Company Disclosure Schedule have been issued, granted and transferred in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.
(e)Except as set forth in Section 3.04(e) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of any Acquired Company, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Acquired Company, and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Acquired Company is a party with respect to the governance of any Acquired Company or the voting or transfer of any shares of capital stock of any Acquired Company.
(f)All Company Options have been appropriately authorized by the board of directors of the Company (the “Company Board of Directors”) or an appropriate committee thereof as of the applicable date of grant, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. Except as set forth in Section 3.04(f) of the Company Disclosure Schedule, no Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in each case, in contravention of any Applicable Law.
(g)Except as set forth in Section 3.04(g) of the Company Disclosure Schedule, since March 31, 2019, the Acquired Companies have not bought back, repaid or redeemed or agreed to buy-back, repay or redeem any of their securities or otherwise reduced or agreed to reduce their share capital or purchased any of their securities or carried out any transaction having the effect of a buy-back or reduction of capital.
(h)The Consideration Spreadsheet will be accurate and complete in all respects as of the Closing.
(i)Each of the Trust and Call Option Agreements is valid and enforceable.

Section 3.05	Financial Statements.
(a)The Company has delivered to Buyer the Company’s (i) audited consolidated balance sheet as of December 31, 2018, December 31, 2017, December 31, 2016 and the related audited consolidated statements of income, changes in equity and cash flows for each of the years then-ended, and (ii)  unaudited consolidated balance sheet as of March 31, 2019 and the related unaudited consolidated interim statements of income for the three months ended March 31, 2019 (collectively, the “Financial Statements”).
(b)The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, which are accurate and complete in all material respects, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with SFRS applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the cause of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (iv) fairly present in all material respects, in accordance with SFRS, the financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).
(c)The books of account and other financial records of the Acquired Companies, have been kept accurately in all material respects in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects. Each Acquired Company has established and maintains a system of internal accounting controls reasonably designed to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with SFRS consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since December 31, 2016, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company, except as expressly disclosed in the Financial Statements.
(d)No insolvency proceedings are being or have been applied for, are pending or have been rejected on account of lack of assets in relation to any Acquired Company. None of the Acquired Companies is unable to pay or has defaulted in paying its debts or over-indebted.
(e)As of the close of business on the Business Day prior to the date of this Agreement, the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Acquired Companies was approximately US$4,338,073.72.

Section 3.06	Absence of Certain Changes
Except as set forth in Section 3.06 of the Company Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement, the business of the Company and each of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:
(a)any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(b)any actions, events or change that if taken or occurring after the date of this Agreement and prior to the Closing, would constitute a violation of Section 6.01.

Section 3.07	No Undisclosed Liabilities
None of the Acquired Companies has any material liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
(a)potential liabilities with respect to litigation described in Section 3.10 of the Company Disclosure Schedule;
(b)accounts payable or accrued salaries that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practice;
(c)liabilities or obligations under the Contracts identified in Section 3.08 of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Contracts;
(d)liabilities in the ordinary course of business consistent with past practice that are not material to the Acquired Companies, taken as a whole;
(e)liabilities or obligations disclosed and provided for on the Balance Sheet;
(f)liabilities that do not exceed SG$50,000 individually or SG$250,000 in the aggregate; and

(g)liabilities or obligations arising under this Agreement.

Section 3.08	Materials Contracts
(a)No Acquired Company is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):
(i)any Contract with a Material Customer;
(ii)any Contract with a Material Supplier;
(iii)any Contract pursuant to which any Intellectual Property Right or Technology is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against an Acquired Company, other than Contracts for Standard Software or for Open Source Materials (“Company Inbound IP License”);
(iv)any Contract pursuant to which any Person has been granted any license under, or been sold, assigned, conveyed or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP, or pursuant to which the Company has agreed not to enforce any Intellectual Property Right against any Person (“Company Outbound IP License”);
(v)any Contract providing for the development of any Technology or Intellectual Property Rights, independently or jointly, by or for the Company;
(vi)any Contract imposing any material restriction on any Acquired Company’s right or ability, or, after the Closing, the right or ability of Buyer or any of its Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Buyer or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property Right) (B) to acquire any product or other asset or any services from any other Person (including requiring the purchase of all or a given portion of any Acquired Company’s requirements for products or services from a given Person, or any other similar provision), to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) other than non-exclusive licenses of Company Owned IP granted in the ordinary course of business, to use, assert, enforce, develop, distribute or otherwise exploit any Company Owned IP;
(vii)any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of SG$300,000 or more or (B) aggregate payments by any Acquired Company of SG$300,000 or more;
(viii)any Contract granting a right of first refusal or right of first negotiation or similar rights by any Acquired Company to any Person;
(ix)any Contract providing for “most favored customer” terms or similar terms, including such terms for pricing;
(x)any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;
(xi)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(xii)any Contract relating to the settlement of any Proceeding;
(xiii)any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing);
(xiv)any Contract relating to the acquisition, issuance or transfer of any securities of the Acquired Companies, including the Company Securities;

(xv)any Contract relating to any derivative or hedging transaction, including Contracts relating to interest rate, currency or commodity derivatives or hedging transaction;
(xvi)any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any liabilities or obligations of any other Person;
(xvii)any Contract relating to the creation of any Lien with respect to any material asset of any Acquired Company;
(xviii)any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice pursuant to the applicable Acquired Company’s standard form agreement, as made available to Buyer);
(xix)any Contract with any Related Person;
(xx)any employment, severance, redundancy, retention, change-in-control, bonus or other Contract with any current or former Service Provider (A) providing for annual compensation (whether cash or otherwise) which may exceed US$100,000, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement, (C) that otherwise restricts the Company’s ability to terminate the employment or engagement of such individual without penalty or liability or (D) that provides for any severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service (in any case, under which any Acquired Company has any current or future liability or obligation, whether actual or contingent);
(xxi)any collective bargaining agreement or other similar Contract with any labor union, labor board, works council or other employee association or organization or Governmental Authority;
(xxii)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement, either alone or in combination with any other event;
(xxiii)any Contract granting or advancing a loan to any Affiliate or third party;
(xxiv)any Contract with any Governmental Authority; and
(xxv) any other Contract not made in the ordinary course of business that is material to the business of the Acquired Companies taken as a whole.
(b)The Company has made available to Buyer accurate and complete copies of all written Material Contracts identified in Section 3.08(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.08(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Contract identified in Section 3.08(a) of the Company Disclosure Schedule that is not in written form.
(c)(i) Each Material Contract is a valid and binding agreement of the applicable Acquired Company, and is in full force and effect and has been duly executed and to the extent required to be enforceable under Applicable Law, stamped and registered, (ii) other than with respect to executory contracts with outstanding obligations, the applicable Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) the applicable Acquired Company is not, and, to the Knowledge of the Company, no other party thereto is, in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in a violation or breach of any of the provisions of any Material Contract, and (iv), except as set forth in Section 3.08(c) of the Company Disclosure Schedule, as of the date of this Agreement, no Acquired Company has received any written notice or other communication regarding violation or breach of, or default under, or the cancellation of termination of any Material Contract and no Acquired Company nor, to the Knowledge of the Company, any other party currently contemplates any termination, material amendment or change to any Material Contract.

(d)Aside from ordinary course audit rights, no Person is renegotiating or has asserted a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to or by any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.09	Compliance with Applicable Laws; Regulatory Matters
(a)Except as set forth in Section 3.09(a) of the Company Disclosure Schedule, the Acquired Companies are, and have at all times since January 1, 2016, been, in compliance in all material respects with Applicable Law. Since January 1, 2016, no Acquired Company has received any written notice, correspondence or written communication of any violation, alleged violation or potential violation of, or liability under any such Applicable Law, or to the effect that any Acquired Company or any Person acting on behalf of an Acquired Company, is under investigation or inquiry with respect to any violation or alleged violation of any Applicable Law.
(b)Except as set forth in Section 3.23 of the Company Disclosure Schedule, no Acquired Company has and, to the Knowledge of the Company, no Seller, director, agent, employee or other Person associated with or acting on behalf of the Acquired Companies and the Sellers, has been convicted of, charged with, or, to the Knowledge of the Company, investigated for conduct that relates to the Acquired Companies, the business thereof or the Shares, which would constitute a violation of any Applicable Law, related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, referral arrangements, bribes, payoff, influence payment, other financial misconduct, obstruction of an investigation or controlled substances.
(c)All billing and collection practices of, and claims submitted by the Acquired Companies with respect to items and services provided or obtained under applicable arrangements with Governmental Authorities have been in compliance in all material respects with all Applicable Laws and the terms of such arrangements.

Section 3.10	Litigation.
(a)Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no pending Proceeding and, to the Knowledge of the Company, since January 1, 2016, no Person has threatened to commence any Proceeding: (i) that involves any Acquired Company, any of the assets owned or used by any Acquired Company or any Person for which any Acquired Company has assumed or retained such Person’s liability, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.
(b)There is no order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any material respect the ability of any Acquired Company to conduct its business. To the Knowledge of the Company, no officer or other employee or consultant of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the applicable Acquired Company.

Section 3.11	Real Property And Assets
(a)No Acquired Company owns any real property. Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, the Acquired Companies have good and valid leasehold interests in each parcel of real property leased by or licensed to the Acquired Companies (the “Company Leased Real Property”). Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of Company Leased Real Property, including the street address of the Company Leased Real Property and the name of the third party lessor thereof.
(b)The Company Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Leased Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Leased Real Property and there is no material condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Company Leased Real Property.
(c)The Acquired Companies have delivered to Buyer accurate and complete copies of the each lease, sublease, license or other occupancy agreement or arrangement relating to the Company Leased Real Property, together with all amendments, modifications and supplements thereto (each, a “Real Property Lease”). Section 3.11(c) of the Company Disclosure Schedule lists each Real Property Lease. With respect to the Company Leased Real Property, except as set forth in Section 3.11(c) of the Company Disclosure Schedule, the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Company Leased Real Property.
(d)Other than with respect to Intellectual Property Rights and Technology (which are the subject of Section 3.13), the Acquired Companies have good and marketable, indefeasible and valid interests in, all material assets (whether personal, tangible or intangible) used or leased for use by the Acquired Companies in connection with the conduct of the Acquired Companies’ business. None of such assets is subject to any Lien, except:
(i)Liens disclosed on the Balance Sheet;
(ii)statutory Liens for current Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Balance Sheet;
(iii)statutory Liens in favor of landlords, workmen, repairmen, warehousemen and carriers and other similar Liens incurred in the ordinary course of business for sums not yet due and payable; or
(iv)Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) through (iv) of this Section 3.11(d) are, collectively, the “Permitted Liens”).
(e)The property and assets owned or leased by the Acquired Companies, or which any Acquired Company otherwise has the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted.

Section 3.12	Products and Services
(a)Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule, each of the Company Products has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with (a) all Applicable Laws, (b) industry and self-regulatory organization standards, (c) applicable specifications and (d) express and implied warranties.
(b)No Acquired Company has made or provided a warranty with respect to the Company Products other than (i) pursuant to the Company’s standard terms and conditions as identified in Section 3.12(b) of the Company Disclosure Schedule and which have been made available to Buyer or (ii) as provided to consumers under Applicable Law. There are no pending or, to the Company’s Knowledge, threatened claims, and no Acquired Company has been notified in writing of any claims, relating to any warranty obligations, failure to meet warranties or material Company Product returns. There are no pending, or, to the Company’s Knowledge, threatened claims, and no Acquired Company has been notified of, any claims relating to Product Liabilities against or involving the business of the Acquired Companies or any Company Product and no such claims have been settled or adjudicated.

Section 3.13	Intellectual Property
(a)Company Products. Section 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Product as of the date of this Agreement.
(b)Registered IP. Section 3.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (“Company

Registered IP”), (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest, and (iv) all material unregistered trademarks used by any Acquired Company, including in connection with any Company Products. Section 3.13(b) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is one hundred and eighty (180) days after the Closing Date in order to obtain, perfect, or maintain each such item of Company Registered IP in full force and effect. The Acquired Companies have provided to Buyer complete and accurate copies of all applications, correspondence, and other material documents related to each item of Company Registered IP. Each item of Company Registered IP is in compliance with all legal requirements, and the Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws.
(c)Validity. All Company Owned IP is valid, subsisting, and, to the Knowledge of the Company, enforceable. No interference, opposition, reissue, reexamination, or other proceeding is or, since January 1, 2016, has been pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, or enforceability of any Company Registered IP is being, has been, or could reasonably be expected to be, contested or challenged. The Company and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authority with respect to all patents included in Company Registered IP. Since January 1, 2016, the Company has not received any notice or communication in writing relating to any challenge to the validity or enforceability of any Intellectual Property Rights of the Company. No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.
(d)Derivative Works and Improvements. No Person who has licensed or provided Technology or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by or on behalf of any Acquired Company related to such Technology or Intellectual Property Rights.
(e)Company IP Agreements. No Acquired Company is bound by, and no Company Owned IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, assert, enforce, or otherwise exploit any Company Owned IP anywhere in the world. The Company has not transferred, and has not agreed to assign or transfer, ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person. No Acquired Company is, and to the Knowledge of the Company, no other parties are, in breach of any Company IP Contract, and there are no disputes regarding the scope of, or payments required pursuant to, any such Company IP Contract between the parties thereof.
(f)Ownership. The Acquired Companies exclusively own all right, title, and interest to and in the Company Owned IP (excluding any Intellectual Property Rights exclusively licensed to any Acquired Company, as identified in Section 3.13(e) of the Company Disclosure Schedule) free and clear of any Liens (other than non-exclusive licenses granted pursuant to the Company Outbound IP Licenses listed in Section 3.08(a)(iv) of the Company Disclosure Schedule). The Acquired Companies have the exclusive right to bring a claim or suit against any third party for infringement or misappropriation of any Company Owned IP.
(g)Employees and Contractors. Except as disclosed in Section 3.13(g) of the Company Disclosure Schedule, each Person who is or was an employee, officer, director or contractor of the Acquired Companies and who is or was involved in the design, creation or development of any material Technology or Intellectual Property Rights in connection with his or her employment or engagement with the Acquired Companies has signed an agreement containing an assignment to an Acquired Company of all such Technology and Intellectual Property Rights, a waiver of moral rights, and confidentiality provisions protecting such Technology and Intellectual Property Rights. All rights in, to and under all Technology and Intellectual Property Rights created by the Company’s current or former employees, officers or directors for or on behalf of, or in contemplation of, the Acquired Companies (i) prior to the inception of the Acquired Companies, or (ii) prior to such individual’s commencement of employment or engagement with an Acquired Company, have been duly and validly assigned to an Acquired Company. No current or former employee, consultant, advisor or contractor of the Company (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee, consultant, advisor or contractor being employed by, or performing services for, an Acquired Company, or using trade secrets or proprietary information of others without permission, or (ii) has created or developed any Technology or Intellectual Property Rights for an Acquired Company that is subject to any agreement under which such employee, consultant, advisor or contractor has assigned or otherwise granted to any third party any rights in or to such Technology or Intellectual Property Rights. No current or former shareholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Technology or Intellectual Property Rights used by any Acquired Company. To the Knowledge of the Company, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Acquired Companies or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Technology, Intellectual Property Rights or confidentiality.
(h)Sufficiency. The Company owns or otherwise has, and after the Closing Buyer will have, all Intellectual Property Rights used in or necessary for the conduct the businesses of the Company as currently conducted and planned to be conducted, including the design, manufacture, coding, license, sale, provision, maintenance and support, and use of all Company Products currently in production. The Company IP constitutes all of the Technology and Intellectual Property Rights used in, held for use in, or necessary for the conduct of the business of the Company as currently conducted or as proposed to be conducted.
(i)Confidentiality. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information and trade secrets of the Company or provided by any Person to the Company (“Confidential Information”), including all proprietary information that the Company holds, or purports to hold, as a trade secret. All current and former employees and contractors of the Company and any other Person having access to Confidential Information have executed and delivered to the Company a written, legally-binding agreement sufficient to protect such Confidential Information.
(j)Infringement by Others. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company Owned IP. Section 3.13(j) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement any actual, alleged, or suspected infringement or misappropriation of any Company Owned IP that has been the subject of any letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company, including any written communication inviting any Person to take a license, ownership, interest, release, covenant not to sue or the like with respect to any Company Owned IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(k)Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss or impairment of, or Lien on, any Company Owned IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right; or (v) Buyer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of Buyer’s or its Affiliates’ Technology or Intellectual Property Rights.
(l)Non-Infringement. Except as disclosed in Section 3.13(l) of the Company Disclosure Schedule, no Acquired Company has, since January 1, 2016, infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, and the conduct of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate, any Intellectual Property Right or any other right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or, since January 1, 2016, has been threatened in writing against the Acquired Companies or, to the Knowledge of the Company, against any Person who is entitled to be indemnified or reimbursed by an Acquired Company with respect to such claim or Proceeding. Since January 1, 2016, no Acquired Company has received any written notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice or communication inviting such Acquired Company to take a license under any Intellectual Property Right.
(m)Software. None of the Software owned or purported to be owned by any Acquired Company, including any such Software used in connection with the Company Products (collectively, the “Company Software”) (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.
(n)Malicious Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Acquired Companies implement commercially reasonable measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.
(o)Source Code. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of an Acquired Company who needs such source code to perform his or her job duties. No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any Person.
(p)Open Source. Section 3.13(p) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Materials included in, combined with, or used in the delivery of, any Company Product or other Company Owned IP, as the case may be, and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified or distributed by the Acquired Companies). With respect to Open Source Materials that are or have been used by the Acquired Companies in connection with any Company Products, the Acquired Companies have been and are in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. No Company Product or Company Owned IP is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source Materials license) that requires, or conditions the use or distribution of such Company Product or Company Owned IP or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for a Company Product or Company Owned IP or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or Company Owned IP or portions thereof or (C) licensing or otherwise distributing or making available a Company Product or Company Owned IP or any portion thereof for a nominal or otherwise limited fee or charge.
(q)Government or University Funding. No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Company Owned IP. No Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center (i) owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP, (ii) has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations or restrictions on the Acquired Companies (or, following the Closing, on Buyer) with respect to the licensing or granting of any Intellectual Property Rights, or (iii) is or may become entitled to receive any royalties or other payments from the Acquired Companies (or, following the Closing, Buyer).
(r)Standards Bodies. No Acquired Company is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates such Acquired Company to grant or offer to any other Person any license or right to any Company Owned IP or to refrain from enforcing any Company Owned IP.

Section 3.14	Information Technology
(a)The information technology systems used by the Acquired Companies (“IT Systems”) are sufficient in all material respects for the needs of the business of the Acquired Companies as currently conducted, including as to capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner. The Acquired Companies’ IT Systems and the Acquired Companies’ related procedures and practices are designed, implemented, operated and maintained in all material respects in accordance with commercially reasonable practices for entities operating businesses similar to the business of the Acquired Companies, including with respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) the Acquired Companies have taken reasonable steps and implemented reasonable procedures to ensure in all material respects that the Acquired Companies’ IT Systems are free from Malicious Code, and (ii) the Acquired Companies have in effect disaster recovery plans, procedures and facilities for their business and have taken reasonable steps to safeguard the security and the integrity of their IT Systems in all material respects. The Acquired Companies have implemented reasonable safeguards, including as may be defined by Applicable Law (including Privacy, Security and Consumer Protection Laws), and administrative, physical and technical security measures appropriate to the Acquired Companies given the sensitivity of the Personal Data, to protect Personal Data in the Acquired Companies’ possession or control from unauthorized access by third Persons in all material respects, including the Acquired Companies’ employees and contractors.
(b)There has been no unresolved failure or other substandard performance of any IT Systems of the Acquired Companies which has caused any material disruption to the business of the Acquired Companies. The Acquired Companies have not suffered any data loss, business interruption, or other harm as a result of, any Malicious Code intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) any other similar type of unauthorized activities. Since January 1, 2016, there have not been any actual or suspected illegal or unauthorized intrusions or breaches of the security of any of the IT Systems or any actual or suspected illegal or unauthorized access, disclosure, use, destruction or alteration of any Personal Data that was collected by or on behalf of the Acquired Companies and is in the possession or control of the Acquired Companies or the Acquired Companies’ vendors, marketing affiliates or other business partners.

Section 3.15	Privacy
(a)The Acquired Companies are, and have at all times been, in material compliance with (i) all applicable Privacy, Security and Consumer Protection Laws regarding Processing of Personal Data, (ii) the privacy policies and other Contracts (or portions thereof) in effect between the Company and users of the Company Products, and (iii) Contracts (or portions thereof) between the Company and vendors, marketing affiliates, financial institutions, and other business partners, in each case in clauses (ii) and (iii), that are applicable to the Processing of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). Since January 1, 2016, the Acquired Companies have provided materially accurate notice of its privacy practices on its websites, and, to the Knowledge of the Company such privacy policies have not contained any material omissions of the Acquired Companies’ privacy practices nor have they been in violation of Privacy, Security and Consumer Protection Laws.
(b)The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of any Personal Data collected and in the possession or control of the Acquired Companies to Buyer, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any material violation of any Privacy Agreements or any Applicable Law pertaining to privacy or Personal Data or Processing of Personal Data.
(c)The Acquired Companies have confidentiality agreements in all material respects in place with all Affiliates, vendors or other Persons whose relationship with the Acquired Companies involves the Processing of Personal Data on behalf of the Acquired Companies, which agreements require such Persons to protect such Personal

Data in a manner consistent with the Acquired Companies’ obligations in the Privacy Agreements and in compliance with Applicable Laws.
(d)To the Knowledge of the Company, no Person has made any illegal or unauthorized Processing of Personal Data that was collected by or on behalf of the Acquired Companies and is in the possession or control of the Acquired Companies.
(e)The Acquired Companies have not received any written complaint or inquiry from, and to the Knowledge of the Company there has not been any written complaint to any regulatory or other governmental body or official, foreign or domestic, or any audit, proceeding, investigation (whether formal or informal), or claim against, the Company or any of its customers (in the case of customers, to the extent relating to the Company Products) by any private party or any regulatory or other governmental body or official, foreign or domestic, regarding the Processing of Personal Data, and no such complaint, audit, proceeding, investigation or claim has been threatened in writing against the Acquired Companies. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to such a complaint, audit, proceeding, investigation or claim insofar as the same relate to the Acquired Companies.
(f)The Acquired Companies have at all times been in compliance with, in all material respects, all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) as a merchant with respect to all such cardholder data that an Acquired Company possesses or to which an Acquired Company has access. To the Knowledge of the Company, no Acquired Company has experienced a security breach involving unauthorized Processing of any “cardholder data.” The Acquired Companies have taken commercially reasonable steps to prevent a security breach involving unauthorized Processing of “cardholder data,” including steps to monitor, detect, prevent, mitigate, and remediate such security breaches.

Section 3.16	Insurance Coverage
Section 3.16 of the Company Disclosure Schedule contains an accurate and complete list of all insurance policies of the Acquired Companies (the “Company Insurance Policies”) relating to the assets, business, operations, employees, officers or directors of the Acquired Companies, each of which is in full force and effect. The Company has made available to Buyer copies of each Company Insurance Policy and all amendments and riders thereto. Except as set forth in Section 3.16 of the Company Disclosure Schedule and other than claims made in the ordinary course, there are no pending claims under any Company Insurance Policy, including any claims for loss or damage to the properties, assets or business of the Acquired Companies. There is no claim by any Acquired Company pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and the Acquired Companies have otherwise complied in all material respects with the terms and conditions of all such policies. The Company has no Knowledge of any actual or threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies. After the Closing, the Acquired Companies shall continue to have coverage under such policies with respect to events occurring prior to the Closing.

Section 3.17	Licenses and Permits
Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Acquired Companies have, and at all times since January 1, 2016, have had, all licenses, registrations, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings and maintained requisite registers and mandatory standard operating procedures required under Applicable Law, necessary to service the Acquired Companies’ accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies in compliance with Applicable Law, except where the failure to possess such Permit would not reasonably be material to the business of the Acquired Companies taken as a whole. Each Acquired Company is in compliance with each such Permit, except where the failure to so comply would not reasonably be material to the business of the Acquired Companies taken as a whole. Since January 1, 2016, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, except where the failure to possess such Permit would not reasonably be material to the business of the Acquired Companies taken as a whole.

Section 3.18	Tax Matters.
(a)Each Acquired Company has duly and timely filed (taking into account any valid extensions) with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects when filed. All Taxes due and owing by any Acquired Company (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that any such Acquired Company is or may be subject to taxation by that jurisdiction.
(b)The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority that have not been fully resolved. There are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company, nor has any been threatened in writing. No issues relating to Taxes of any Acquired Company were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material liability in respect of Taxes in a later taxable period. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(d)The Company has delivered or made available to Buyer complete and accurate copies of all annual income and other material Tax Returns of the Acquired Companies (and any predecessor thereof) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof) since January 1, 2016, or in relation to any taxable years remaining open under Applicable Law. No power of attorney (other than powers of attorney authorizing the ongoing tax advisor of the Acquired Companies to act on behalf of the Acquired Companies) with respect to any Taxes has been executed or filed with any Tax authority, and the ongoing Tax advisor of the Acquired Companies who is authorized to act on behalf of any Acquired Companies with respect to any Taxes is identified on Section 3.18(d) of the Company Disclosure Schedule.
(e)There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory liens for current Taxes not yet due and payable).
(f)No entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any similar provision of non-U.S. Tax law) has been filed with respect to any Acquired Company.
(g)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority prior to the Closing, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law), or any election under Section 108(i) of the Code (or any corresponding provision of state, local, or foreign Tax law).

(h)No Acquired Company (i) is or has been a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(i)No Acquired Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(j)No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than customary indemnification provisions in a commercial Contract entered into in the ordinary course of business which Contract does not relate primarily to Taxes.
(k)No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in U.S. Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code, then such Acquired Company, as the case may be, believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. No Acquired Company has participated or plans to participate in any Tax amnesty program.
(l)No Acquired Company has ever been a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return. No Acquired Company has liability for the Taxes of any Person (other than Taxes of such Acquired Company), other than pursuant to customary indemnification provisions in a commercial Contract entered into in the ordinary course of business which Contract does not relate primarily to Taxes.
(m)Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider and to any creditor, securityholders of such Acquired Company or other Person. Sellers, the Acquired Companies and their respective Affiliates have properly classified all Service Providers as employees or non-employees for all purposes (including, without limitation, for purposes of the Benefit Plans), and have made all required and appropriate filings and reports in connection with services provided by, and compensation paid to, such Service Providers.
(n)No Acquired Company or any of its predecessors has been, since January 1, 2016, a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).
(o)The Company has provided or made available to Buyer all material documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
(p)No Acquired Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to U.S. Treasury Regulations Section 301.7701-5(a).
(q)Each Acquired Company maintains contemporaneous documentation substantiating the transfer pricing practices and methodology between such Acquired Company and its Affiliates as required by Applicable Law, and such transfer pricing is on arm’s-length terms.
(r)No Acquired Company has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.
(s)Except as disclosed in Section 3.18(s) of the Company Disclosure Schedule, no Service Provider is subject to taxation in the United States.

(t)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).
(u)There is no Contract, agreement, plan (including any Company Benefit Plan) or arrangement which requires (i) any Seller or Affiliate thereof (other than any Acquired Company) to pay a Tax gross-up or reimbursement payment to any Service Provider or (ii) any Acquired Company to pay a Tax gross-up or reimbursement payment to any Person.

Section 3.19	Employees and Employee Benefit Plans.
(a)Each Acquired Company has duly and timely filed (taking into account any valid extensions) with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects when filed. All Taxes due and owing by any Acquired Company (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that any such Acquired Company is or may be subject to taxation by that jurisdiction.
(b)The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority that have not been fully resolved. There are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company, nor has any been threatened in writing. No issues relating to Taxes of any Acquired Company were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material liability in respect of Taxes in a later taxable period. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(d)The Company has delivered or made available to Buyer complete and accurate copies of all annual income and other material Tax Returns of the Acquired Companies (and any predecessor thereof) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof) since January 1, 2016, or in relation to any taxable years remaining open under Applicable Law. No power of attorney (other than powers of attorney authorizing the ongoing tax advisor of the Acquired Companies to act on behalf of the Acquired Companies) with respect to any Taxes has been executed or filed with any Tax authority, and the ongoing Tax advisor of the Acquired Companies who is authorized to act on behalf of any Acquired Companies with respect to any Taxes is identified on Section 3.18(d) of the Company Disclosure Schedule.
(e)There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory liens for current Taxes not yet due and payable).
(f)No entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any similar provision of non-U.S. Tax law) has been filed with respect to any Acquired Company.
(g)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority prior to the Closing, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law), or any election under Section 108(i) of the Code (or any corresponding provision of state, local, or foreign Tax law).
(h)No Acquired Company (i) is or has been a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(i)No Acquired Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(j)No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than customary indemnification provisions in a commercial Contract entered into in the ordinary course of business which Contract does not relate primarily to Taxes.
(k)No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in U.S. Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code, then such Acquired Company, as the case may be, believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. No Acquired Company has participated or plans to participate in any Tax amnesty program.
(l)No Acquired Company has ever been a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return. No Acquired Company has liability for the Taxes of any Person (other than Taxes of such Acquired Company), other than pursuant to customary indemnification provisions in a commercial Contract entered into in the ordinary course of business which Contract does not relate primarily to Taxes.
(m)Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider and to any creditor, securityholders of such Acquired Company or other Person. Sellers, the Acquired Companies and their respective Affiliates have properly classified all Service Providers as employees or non-employees for all purposes (including, without limitation, for purposes of the Benefit Plans), and have made all required and appropriate filings and reports in connection with services provided by, and compensation paid to, such Service Providers.
(n)No Acquired Company or any of its predecessors has been, since January 1, 2016, a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).
(o)The Company has provided or made available to Buyer all material documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
(p)No Acquired Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to U.S. Treasury Regulations Section 301.7701-5(a).
(q)Each Acquired Company maintains contemporaneous documentation substantiating the transfer pricing practices and methodology between such Acquired Company and its Affiliates as required by Applicable Law, and such transfer pricing is on arm’s-length terms.
(r)No Acquired Company has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(s)Except as disclosed in Section 3.18(s) of the Company Disclosure Schedule, no Service Provider is subject to taxation in the United States.
(t)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).
(u)There is no Contract, agreement, plan (including any Company Benefit Plan) or arrangement which requires (i) any Seller or Affiliate thereof (other than any Acquired Company) to pay a Tax gross-up or reimbursement payment to any Service Provider or (ii) any Acquired Company to pay a Tax gross-up or reimbursement payment to any Person.

Section 3.20	Environmental Matters
(a)Except as would not reasonably be material to the business of the Acquired Companies taken as a whole:
(i)no notice, notification, demand, request for information, citation, summons or order has been received by any Acquired Company, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;
(ii)each Acquired Company is, and has at all times since January 1, 2016, been, in material compliance with all Environmental Laws and all Environmental Permits; and
(iii)there are no liabilities or obligations of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
(b)There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been delivered to Buyer.
(c)For purposes of this Section 3.20, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

Section 3.21	Customer and Suppliers
(a)Section 3.21(a) of the Company Disclosure Schedule sets forth a list of the top twenty-five (25) customers of the Acquired Companies (including distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Acquired Companies for the seventeen months ended May 31, 2019 and the revenues generated from such Material Customers.
(b)Section 3.21(b) of the Company Disclosure Schedule sets forth a list of the top twenty-five (25) suppliers, vendors, service providers and other similar business relations of the Company, based on expenses to the business of the Acquired Companies for the seventeen months ended May 31, 2019 (collectively, “Material Suppliers”), and the amount of expenses attributable to each such Material Supplier.
(c)No Material Customer or Material Supplier has given any Acquired Company or any of their respective Affiliates, officers, directors, employees, agents or Representatives, notice that it intends to stop or materially alter its business relationship with any Acquired Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Acquired Companies.

Section 3.22	Affiliate Transactions
Except as set forth in Section 3.22 of the Seller Disclosure Schedule, no director, officer, employee or Affiliate (which for purposes of this Section 3.22 shall include any stockholder of such Seller that owns more than 5% of the outstanding equity securities of such Seller) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (a) has entered into any Contract involving any Acquired Company that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or otherwise related to the business of the Acquired Companies, (c) has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as a director, officer or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (d) owes any money to any Acquired Company or is owed money from any Acquired Company (other than amounts owed for compensation or reimbursement pursuant to clause (c) above) or (e) provides services to any Acquired Company (other than services performed as a director, officer or employee of any Acquired Company) or is dependent on services or resources provided by any Acquired Company.

Section 3.23	Anticorruption Laws
Neither the Acquired Companies, nor any of their respective directors, managers, officers or employees, nor to the Seller’s Knowledge, distributors, resellers, consultants or agents acting on behalf of any Acquired Company, has provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official,” as defined by the FCPA, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization for the purpose of corruptly (i) obtaining or retaining business for or with, or directing business to, any person; (ii) influencing any act or decision of a foreign government official in his or her official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of his/her lawful duties; or (iv) securing any improper advantage in violation of the FCPA or the PCA or any applicable local, domestic, or international anticorruption laws. None of the Acquired Companies, nor any of their respective directors, managers, officers, employees nor to the Seller’s Knowledge, distributors, resellers, consultants or agents acting on behalf of any Acquired Company has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any documents of the Acquired Companies. None of the Acquired Companies has provided to any person (including foreign government officials) any improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, PCA or any other applicable anticorruption law. None of the Acquired Companies has conducted any government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and PCA.

Section 3.24	Bank Accounts
Section 3.24 of the Company Disclosure Schedule sets forth a complete and correct list of (a) all banks or other financial institutions with which any Acquired Company has an account or maintain a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto and (b) the names of all Persons holding powers of attorney from any Acquired Company, complete and correct copies of which have been made available to Buyer. The Acquired Companies have furnished to Buyer true and complete copies of any agreements setting forth the terms of any lines of credit available to the Acquired Companies.

Section 3.25	Finders' Fees

Except for Standard Chartered Bank (Singapore) Limited, an accurate and complete copy of whose engagement agreement has been provided to Buyer and whose fees and expenses shall be treated as a Company Transaction Expense hereunder, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company or any of their Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 4.
REPRESENTATION AND WARRANTIES OF EACH SELLER
Each Seller hereby severally (and not jointly and severally) represents and warrants to Buyer that:

Section 4.01	Corporate Existence and Power.
In respect of each corporate Seller, such Seller is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry out the transactions contemplated hereby. Each Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated by this Agreement, have been, to the extent applicable, duly authorized by all required action on the part of such Seller, and no other action on the part of such Seller is necessary to authorize the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder or the consummation by such Seller of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to the Enforceability Exceptions.

Section 4.02	Corporate Authorization
Such Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by such Seller of this Agreement have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery of this Agreement by the other parties to this Agreement, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03	Governmental Authorization
The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 4.04	Non-contravention
The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of such Seller, to the extent applicable, (b) contravene, conflict with or result in a violation or breach by such Seller of any provision of any Applicable Law, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any material Contract binding upon such Seller, or under which any of the assets of such Seller is bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Seller or (d) result in the creation or imposition of any material Lien on any asset of such Seller, except in the case of clauses (b), (c) and (d), as would not reasonably be expected to impede, prevent or delay such Seller’s performance of its obligations under this Agreement.

Section 4.05	Ownership of shares; Title
Such Seller is the sole record and beneficial owner of the number of Shares listed next to such Seller’s name in Schedule 4.05. Other than as set forth on Schedule 4.05, such Seller owns no equity interest (or any right to acquire any equity interest) in any Acquired Company. Such Seller has, and shall transfer to Buyer at the Closing, good and marketable title to the Shares free and clear of all Liens except for (i) Liens created by this Agreement and (ii) Liens arising under applicable United States federal or state securities laws. Other than this Agreement and the amended and restated shareholders agreement among the shareholders of the Company named therein and the Company dated June 7, 2017, as amended from time to time, there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings of any nature with respect to the voting, transfer or disposition of the capital stock of the Company or any of its Subsidiaries

Section 4.06	Ownership of Company Assets
Such Seller does not own any Intellectual Property Rights, or any other property or asset, that is owned or purported to be owned by any Acquired Company, nor does such Seller own (whether solely or jointly), or have any rights to or under, any Company Owned IP or any other property or asset of any Acquired Company.

Section 4.07	Tax Matters
Such Seller has had an opportunity to review with his, her or its own tax advisors the tax consequences of the Sale and the other transactions contemplated by this Agreement. Such Seller understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Buyer, any Acquired Company or any of their Affiliates, agents, representatives or advisors. Such Seller understands that the Sellers (and not Buyer, the Company or any of their Affiliates) shall be responsible for any tax liability for the Sellers that may arise as a result of the Sale or the other transactions contemplated by this Agreement.

Section 4.08	Investment Representatives
(a)Such Seller (i) is capable of evaluating the merits and risks of an acquisition of Buyer Shares in connection with the Sale, (ii) has the capacity to protect such Seller’s interest in connection with the acquisition of such Buyer Shares, (iii) is financially able to bear the economic risk of an investment in such Buyer Shares, including the total loss thereof, and (iv) has received and reviewed all information such Seller considers necessary or appropriate for deciding about an investment in such Buyer Shares.
(b)Such Seller is not a “U.S. Person” as such term is defined in Regulation S under the Securities Act.
(c)Such Seller understands (i) that the Buyer Shares to be issued in connection with the Sale are “restricted securities” under applicable United States securities laws in that such shares will be acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and (ii) the resale limitations imposed by the Securities Act as well as Rule 144 thereunder and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the Buyer Shares to be issued in connection with the Sale, unless registered for resale under the Securities Act, must be held for at least six (6) months after issuance from Buyer (or (1) year in the absence of publicly available information about Buyer) and the condition that there be available to the public current information about Buyer under certain circumstances.

ARTICLE 5.
REPRESENTATION AND WARRANTIES OF BUYERS
Buyer represents and warrants to each Seller and the Company that:

Section 5.01	Corporate Existence and Power.
Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 5.02	Corporate Authorization
Buyer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.03	Governmental Authorization
The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority by the Buyer, other than (a) applicable requirements of the Exchange Act, including the filing of any Current Report on Form 8-K, (b) the filing of any required documentation under the Securities Act, if applicable, in connection with the issuance of Buyer Shares as part of the Aggregate Share Consideration under this Agreement, (c) any filings required under state securities laws, (d) any filings required by the NYSE and (e) any filings any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.04	Non-contravention
The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach by the Buyer or any of its Subsidiaries of any provision of any material Applicable Law, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer or any of its Subsidiaries is entitled under the provision of any Contract binding upon Buyer or any of its Subsidiaries, or under which any of the assets of Buyer or its Subsidiaries is bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Buyer or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, except in each case as would not reasonably be expected to materially impair or delay the Buyer’s ability to consummate the transactions under this Agreement.

Section 5.05	Sufficient Funds
The Buyer has sufficient cash to pay the Aggregate Cash Consideration.

Section 5.06	Finders' Fee
There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Subsidiaries who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.07	SEC Documents
Buyer has timely filed or furnished all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Securities Act and the Exchange Act since December 31, 2015 (the “Buyer SEC Reports”). The Buyer SEC Reports (after giving effect to all amendments thereto), at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

Section 5.08	Buyers Shares
Upon issuance in accordance with this Agreement, the Aggregate Share Consideration consisting of Buyer Shares will be duly authorized, validly issued, fully paid, free and clear of all Liens imposed or created by or otherwise resulting from the acts or omissions of Buyer and freely transferable and non-assessable, other than restrictions on transfer under this Agreement, the Buyer’s constituent documents and applicable state and federal securities laws.

Section 5.09	Absence of Certain Changes
Since March 31, 2019, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE 6.
CONVENANTS OF THE SELLERS AND THE COMPANY

Section 6.01	Conduct of the Company
From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), the Company shall, and shall cause each other Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Permits, (iii) keep available the services of officers, employees and consultants of the Acquired Companies, (iv) maintain satisfactory relationships with the customers, lenders, suppliers, licensors and licensees of the Acquired Companies and others having material business relationships with them and (v) comply with Applicable Law. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the written consent of Buyer, during the Interim Period, the Company shall not, and shall cause the other Acquired Companies not to:
(a)amend its constituent documents (whether by merger, consolidation or otherwise);
(b)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, or securities of any other Acquired Company; provided, that the Acquired Companies shall be permitted to dividend or otherwise distribute any cash and cash equivalents held by the Acquired Companies to the Sellers prior to the Closing in accordance with Applicable Law;
(c)(i) issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of, any shares of Company Securities, or securities of any other Acquired Company (other than the issuance of any Shares upon the exercise of Company Options that are outstanding as of the date of this Agreement in accordance with their terms in effect as of the date of this Agreement (subject to the execution by the holder of any such exercised Company Option of a joinder to this Agreement as a Seller hereunder in a form reasonably satisfactory to Buyer)) or (ii) amend any term of any Company Security, or securities of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Option to provide for the acceleration of vesting as a result of the Sale or a termination of employment or serviced related to the Sale;
(d)make any capital expenditures or incur any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed SG$50,000 individually or SG$250,000 in the aggregate;
(e)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;
(f)sell, lease, license, assign or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of any of the Acquired Companies (including Company Owned IP and other intangible assets), other than sales and licenses of Company Products or services or licenses of Company IP in the ordinary course of business consistent with past practice;
(g)enter into any agreements with new customers for use of Company Products, including any pilots, other than in the ordinary course of business consistent with past practice;
(h)dispose of, fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Intellectual Property Rights used in, held for use in or otherwise material to the business of the Acquired Companies, other than in the ordinary course consistent with past practice regarding Intellectual Property Rights that are not material to the conduct of the business of the Acquired Companies, or permit to enter into the public domain any material trade secrets included in the Company Owned IP;
(i)make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
(j)make any payments to any Related Person;
(k)create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;
(l)modify, amend, cancel, terminate or waive any rights under any Material Contract, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company;
(m)other than as required by Applicable Law or terms of any Benefits Plan in effect as of the date hereof: (i) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant, independent contractor or employee of any Acquired Company, including, without limitation, pursuant to any Company Benefit Plan, (ii) adopt, enter into, modify or terminate any Company Benefit Plan, (iii) accelerate the vesting or payment or any compensation or benefits under any Company Benefit Plan, (iv) grant any equity or equity-linked awards or other severance, transaction, bonus, commission or other incentive compensation to any director, officer, advisor, consultant, independent contractor or employee of any Acquired

Company, or (v) hire, promote or terminate any employee, officer, director, advisor, consultant, independent contractor or other Service Provider of any Acquired Company;
(n)enter into any collective bargaining agreement or recognize any union as a collective bargaining representative for any employee of any Acquired Company;
(o)change the Acquired Companies’ methods of accounting or accounting practices, except as required by concurrent changes in SFRS, as agreed to by the Acquired Companies’ public accountants;
(p)commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company, (ii) any shareholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;
(q)make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; file any Tax Return inconsistent with past practice; amend any Tax Return; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(r)form or acquire any Subsidiaries;
(s)(i) write up, write down, or write off the book value of any of its assets or (ii) accelerate, delay, change or modify any credit collection and payment policies, procedures or practices (including any acceleration in the collection of receivables or delay in the payment of payables);
(t)liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; or
(u)agree, resolve or commit to do any of the foregoing.

Section 6.02	No Solicitation; Other Offers
During the Interim Period, none of the Sellers or the Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Buyer, (iii) furnish to any Person other than Buyer any information that any of the Sellers or the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal. The Sellers and the Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within 24 hours) provide Buyer with: (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by any of the Sellers or any Acquired Company or any Representatives of the Sellers or any Acquired Company from any Person (other than Buyer), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any of the Sellers or any Acquired Company or any Representatives of the Sellers or any

Acquired Company or transmitted on behalf of any of the Sellers or any Acquired Company or any Representatives of the Sellers or any Acquired Company to the Other Interested Party or any of the Other Interested Party’s Representatives. Promptly following the execution of this Agreement, each of the Sellers and the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Buyer) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of the Acquired Companies or similar transaction).

Section 6.03	Access to Information
During the Interim Period, each Seller and the Company shall and shall cause each of the Acquired Companies to (a) give Buyer and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the Service Providers, counsel and financial advisors of the Acquired Companies to cooperate with Buyer in its investigation of the Acquired Companies. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies; provided, however, that the Sellers and the Company may restrict or otherwise prohibit access to such documents or information to the extent that (i) any Applicable Law requires such Seller or the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (iii) access to a Contract to which a Seller or the Company is a party or otherwise bound would give a third party the right to terminate or accelerate the rights under such Contract; and provided further, however, that no information or knowledge obtained by Buyer or its Representatives in any investigation conducted pursuant to the access contemplated by this Section 6.03 shall affect or be deemed to modify any representation or warranty of the Sellers or the Company set forth in this Agreement or otherwise impair the rights and remedies available to Buyer hereunder.

Section 6.04	Notice of Certain Events
During the Interim Period, the Company shall promptly notify Buyer of:
(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b)any notice or other communication from any Governmental Authority (i) delivered in connection with the transactions contemplated by this Agreement or (ii) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to the Acquired Companies;
(c)any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or Section 3.13, or that relates to the consummation of the transactions contemplated by this Agreement;
(d)any actual or suspected unauthorized intrusions or breaches of the security of any of the IT Systems or any unauthorized access or use of any Personal Data or other information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such Personal Data;
(e)receipt, within a seven day period, of ten or more requests from consumers for information pertaining to them in Company’s records;
(f)any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and

(g)any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely;
No such notice shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by each Seller and Company in this Agreement, or (ii) determining whether any condition set forth in Article 9 has been satisfied.

Section 6.05	Consideration Spreadsheet
Promptly following the determination of Estimated Total Consideration Value pursuant to Section 2.02(a) and prior to the Closing, the Company shall prepare and deliver to Buyer a spreadsheet in the form of Exhibit F (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, accurately and completely setting forth the information requested therein as of the Closing. The Consideration Spreadsheet shall allocate the Aggregate Cash Consideration and Aggregate Share Consideration among the Equityholders in accordance with the Allocation Schedule.

Section 6.05	Transaction Expenses and Payoff Letters
The Company shall obtain and deliver to Buyer, (a) with respect to each item of Unpaid Company Transaction Expenses, a final invoice (each, an “Invoice”), dated no more than five Business Days prior to the Closing Date, specifying the total amount required to be paid to fully satisfy such Unpaid Company Transaction Expense as of the Closing Date, the payee to which such Unpaid Company Transaction Expense is payable (including wire transfer instructions) and the products and/or services to which such Unpaid Company Transaction Expense relates and (b) with respect to each item of Indebtedness of an Acquired Company (other than Accrued Income Taxes), a payoff letter (each, a “Payoff Letter”), dated no more than five Business Days prior to the Closing Date, from the lender of such Indebtedness specifying the amounts payable to such lender to (i) fully satisfy such Indebtedness as of the Closing and (ii) terminate and release any Liens related thereto.

Section 6.07	Releases
As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Shares for the consideration to be paid or provided to the Sellers in connection with such purchase, as of and with effect as of Closing, each Seller, on its behalf and on behalf of its Affiliates and its and their respective successors and assigns (each, a “Releasor”), hereby irrevocably and unconditionally agrees and covenants not to sue or prosecute against Buyer, any Acquired Company and their respective directors, managers, employees, agents, officers successors and assigns (each, a “Releasee”) and hereby forever waives, releases and discharges, to the fullest extent permitted by Applicable Law each Releasee from any and all Proceedings or liability whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Releasees, solely to the extent based on facts, whether or not now known, existing on or before the Closing Date and solely to the extent relating to the Acquired Companies or their respective businesses; provided, however, that nothing contained herein shall operate to release, waive or discharge any obligation of Buyer, or otherwise restrict or limit (a) any rights of any of the Sellers, arising under this Agreement or any documents or instruments delivered in connection herewith (including the Vesting Agreement and the Restricted Share Agreements), (b) any employment agreements, employee benefit plans, or other claims relating to compensation (including wages, salary and bonuses) and benefits or reimbursement of expenses that have accrued in respect of any employment with any Acquired Company, if applicable, or (c) any rights to exculpation, indemnification, reimbursement or expense advancement pursuant to any statute, governing document of any Acquired Company, or any applicable insurance policy of the Company. The release of each Seller in this Section 6.07 is conditioned on the consummation of the Sale.

ARTICLE 7.
ADDITIONAL CONVENANTS OF THE PARTIES

Section 7.01	Reasonable Best Efforts
(a)Each Seller and the Company shall use reasonable best efforts to cause the conditions set forth in Sections 9.01 and 9.02 to be satisfied on a timely basis, and Buyer shall use reasonable best efforts to cause the conditions set forth in Sections 9.01 and 9.03 to be satisfied on a timely basis.
(b)In furtherance of, and not in limitation of Section 7.01(a), as promptly as practicable after the execution of this Agreement, the Company shall (and shall cause each Acquired Company to) (i) make all filings and give all notices that are or may be required to be made and given by it in connection with the transactions contemplated by this Agreement and (ii) use reasonable best efforts to obtain all Consents which are or may be required to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by it in connection with the transactions contemplated by this Agreement. The Company shall (and shall cause each Acquired Company to), upon request of Buyer and to the extent permitted by Applicable Law or applicable Contract, promptly deliver to Buyer a copy of each such filing made, each such notice given and each such Consent obtained by it.

Section 7.02	Confidentiality; Public Announcements
(a)Buyer and the Company hereby acknowledge and agree to continue to be bound by the confidentiality provisions set forth in the Confidentiality Agreement.
(b)None of the Sellers or the Company shall, and each Seller and the Company shall cause each of their respective Affiliates and Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with each Seller or the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by Applicable Law.

Section 7.03	Need Company Financials
(a)Prior to the Closing, the Company shall deliver to Buyer the Needed Company Financials. In the event the Closing has not occurred prior to the 40th day following the end of any fiscal quarter of Buyer ending after March 31, 2019, the Needed Financial Statements shall also include, to the extent required by Buyer under Applicable Law in connection with consummation of the Sale, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited statements of income and cash flows for the fiscal quarter then ended, prepared in accordance with SFRS (applied on a consistent basis throughout the periods covered and consistent with the other Needed Financial Statements). The Needed Financial Statements shall be prepared in accordance with the requirements of Regulation S-X promulgated under the Securities Act and SFRS (applied on a consistent basis throughout the periods covered and consistent with each other).
(b)Buyer shall reimburse the Company at the Closing for the reasonable and documented out-of-pocket costs of the Company to obtain the U.S. GAAS Audit Opinion in an amount up to US$75,000; provided that in the event the Closing does not occur, Buyer shall reimburse the Company for fifty percent (50%) of the reasonable and documented out-of-pocket costs of the Company to obtain the U.S. GAAS Audit Opinion in an amount up to US$37,500.

Section 7.04	Indemnifications and Insurance
(a)Buyer acknowledges that all rights to indemnification for acts or omissions occurring prior to the Closing existing as of the date of this Agreement in favor of the current and former directors and officers of the Acquired Companies (each, a “D&O Indemnified Person”) shall survive the transaction contemplated under this Agreement and shall continue in full force and effect in accordance with their terms following the Closing, and Buyer shall cause the Acquired Companies to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.
(b)Prior to the Closing, the Company shall obtain and fully pay for a six-year “tail” insurance policy with respect to directors’ and officers’ liability insurance (the “D&O Tail Policy”). The D&O Tail Policy will be obtained from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and the amount and scope of coverage under the D&O Tail Policy will be at least as favorable as the Company’s existing directors’ and officers’ liability policies with respect to matters existing or occurring at or prior to the Closing Date.
(c)The provisions of this Section 7.04 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the organizational documents of the Company or any contract or Applicable Law.

Section 7.05	Rule 144 Reporting
With a view to making available to the Equityholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Buyer Shares to the public without registration, the Buyer agrees to: (a) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (b) use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; (c) use reasonable best efforts to furnish to the Equityholder forthwith upon written request such information in the possession of the Buyer as an Equityholder may reasonably request in availing itself of any rule or regulation of the SEC allowing an Equityholder to sell any such securities without registration without restriction; and (d) provide confirmation, promptly following any written request from a Seller, whether Buyer has adequate current public information available to satisfy the requirements of paragraph (c) of Rule 144.

Section 7.06	Transfer of Subsidiary Shares
For a period of 180 days after the Closing, the Sellers shall provide such reasonable cooperation as may be requested by Buyer in connection with the transfer of shares or other equity interests of Subsidiaries owned by third parties to the Buyer or any Person designated by the Buyer, as applicable, or to put in place a substitute nominee arrangement with respect to such shares or other equity interests. For a period of 180 days after the Closing, the Sellers shall take such reasonable actions as may be necessary to transfer any such shares or equity interests held by such Sellers in the Subsidiaries of the Company to the Buyer or any Person designated by the Buyer, as applicable, or to put in place a substitute nominee arrangement with respect to such shares or other equity interests.

ARTICLE 8.
TAX MATTERS

Section 8.01	Tax Returns
(a)The Company shall prepare or cause to be prepared (consistent with past practice except as required by Applicable Law) and timely file or cause to be timely filed all Tax Returns for the Acquired Companies that are required to be filed (taking into account any valid extensions) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of each Acquired Company due on or before the Closing Date.
(b)Buyer shall prepare or cause to be prepared (consistent with past practice except as required by Applicable Law) and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall use commercially reasonable efforts to provide Equityholder Representative with an opportunity to review a draft of any such Tax Return showing a material amount of Indemnified Taxes due and Buyer shall consider in good faith timely written comments provided by the Equityholder Representative.

Section 8.02	Straddle Periods
Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for all Straddle Periods. Any such Tax Returns relating to the pre-Closing portion of the Straddle Period shall be prepared in a manner consistent with past practice (except as required by Applicable Law or as would not adversely affect the Sellers’ indemnification obligations hereunder). For purposes of this Section 8.02 and the definitions of Accrued Income Tax and Indemnified Tax, the portion of any Tax that relates to the portion of any Straddle Period prior to and including the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

Section 8.03	Cooperation on Tax Matters
Buyer, the Equityholder Representative and the Company shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, including, without limitation, by furnishing information and assistance relating to Taxes, providing access to books and records in connection with the preparation and filing of Tax Returns pursuant to this Agreement, and in connection with any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”). For the avoidance of doubt, such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Equityholder Representative and the Company shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. The Equityholder Representative and the Company shall deliver or make available to Buyer on the Closing Date, originals or accurate copies of all such books and records.

Section 8.04	Contest Provisions
If, subsequent to the Closing, Buyer or any of its Affiliates (including any Acquired Company) receives notice of a Tax Contest with respect to any Tax Return of an Acquired Company for a Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period) with respect to which Buyer claims a right to indemnification under this Agreement, then within thirty (30) days after receipt of such notice, Buyer shall notify the Equityholder Representative of such notice; provided, however, that any failure on the part of Buyer to so notify the Equityholder Representative shall not limit any of the obligations of Sellers under Article 11 (except to the extent such failure materially prejudices the defense of such Tax Contest). Buyer shall have the right to control the conduct and resolution of such Tax Contest, provided that Buyer shall keep the Equityholder Representative reasonably informed of all material developments and may not settle, compromise or resolve any such Tax claim without the consent of the Equityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 8.04, and not Section 11.06, shall control with respect to Tax Contests.

Section 8.05	Characterization of Payments

Any indemnity payments made pursuant to Article 11 shall constitute an adjustment of the Total Consideration Value paid by Buyer pursuant to Article 2 for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 8.06	Transfer of Taxes
All transfer, stamp, documentary, sales, use, registration, VAT or other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Equityholders (as a Company Transaction Expense), on the other hand, regardless of the Person liable for such obligations under applicable law or the Person making payment to the applicable Governmental Authority or other third party; provided, the any Transfer Taxes incurred in connection with the exchange of Restricted Shares pursuant to Section 2.01(c) shall be borne solely by the Buyer. The Sellers and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such Transfer Taxes.

Section 8.07	Tax Sharing Agreements
All Tax sharing agreements or similar agreements (excluding for this purpose commercial Contracts entered into in the ordinary course of business which Contracts do not primarily relate to Taxes) between any Acquired Company, on the one hand, and each Seller and its respective Affiliates, on the other hand, will be terminated prior to the Closing Date, and, after the Closing Date, none of the Acquired Companies will be bound thereby or have any liability thereunder.

Section 8.08	Buyers Tax Convenants
Except as required by Applicable Law or as would not reasonably be expected to adversely affect the Sellers’ indemnification obligations hereunder, Buyer shall not, and shall not permit the Company to, (i) amend any Tax Return of the Acquired Companies filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election with respect to the Acquired Companies that has a retroactive effect to any such Pre-Closing Tax Period, in each such case without the written consent of the Equityholder Representative which consent shall not be unreasonably withheld; provided, however, that in any case Buyer shall be permitted to make an election under Section 338(g) of the Code and any corresponding provision of U.S. state and local Applicable Law with respect to the Acquired Companies and the transactions contemplated hereunder, and for the avoidance of doubt the provisions of Section 8.03 shall apply with respect to any such election.

ARTICLE 9.
CONDITIONS TO THE CLOSING

Section 9.01	Conditions to the Obligations of Each Party
The obligations of Buyer and each Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:
(a)Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained and be in full force and effect.
(b)No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation transactions contemplated hereby on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the transactions contemplated hereby that makes illegal consummation of the transactions contemplated hereby.

Section 9.02	Conditions to the Obligations of the Buyers
The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following further conditions:
(a)Representations and Warranties. Each of the representations and warranties made by each Seller and the Company in this Agreement (other than the Key Closing Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties. Each of the Key Closing Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date).
(b)Covenants. Each of the covenants and obligations that each Seller or the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)Consents. Each of the Consents set forth in Schedule 9.02(c) shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect.
(d)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(e)Executed Agreements and Certificates. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)the Non-Competition and Non-Solicitation Agreements, executed by each of the Key Employees;
(ii)the Vesting Agreement, executed by Olivier Gerhardt;
(iii)a Restricted Share Agreement executed by each Restricted Shareholder;
(iv)an Option Acknowledgement executed by each Award Holder entitled to receive Option Consideration pursuant to Section 2.03(a), representing, in the aggregate, at least 90% of the Company Ordinary Shares underlying all outstanding Company Options;
(v)the Share Closing Deliverables; and
(vi)confirmations of assignment of inventions in the form attached hereto as Exhibit G, executed by each of the Persons listed on Schedule 9.02(e)(vi);
(vii)a certificate executed on behalf of the Company by its Chief Executive Officer (the “Company Closing Certificate”) certifying as of the Closing (as a representation and warranty of the Company under this Agreement) (A) to the effect that the conditions set forth in Sections 9.02(a)-(d) and (f)-(h) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness (and attaching thereto an accurate and complete copy of each executed Payoff Letter not previously delivered to Buyer), (C) specifying the calculation of Closing Working Capital, and (D) specifying the total amount of Unpaid Company Transaction Expenses (and attaching thereto an accurate and complete copy of each Invoice not previously delivered to Buyer); and
(viii)written resignations, in a form reasonably satisfactory to Buyer, of all directors and officers of each of the Acquired Companies, to be effective as of the Closing, as directed by Buyer prior to the Closing Date.

(f)Employees. As of immediately prior to the Closing, (i) each of the Key Employees and (ii) at least 90% of the other employees of the Acquired Companies shall remain employed by an Acquired Company and shall not have evidenced any overt intention to terminate employment with Buyer or any Affiliate of Buyer, as applicable, following the Closing.
(g)Related Party Transactions. All Contracts between the Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been provided to Buyer prior to the date of this Agreement) shall have been terminated.
(h)Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the transactions contemplated hereby on the terms, and conferring upon Buyer all of its rights and benefits, contemplated herein or (ii) seeks the award of Damages by, or any other remedy against, Buyer if the transactions contemplated hereby are consummated.
(i)Needed Company Financials. The Company shall have delivered to Buyer the Needed Company Financials, together with a certificate executed on behalf of the Company by its Chief Executive Officer certifying as of the Closing (as a representation and warranty of the Company under this Agreement) that the Needed Company Financials (i) have been prepared from the books and records of the Acquired Companies, which are accurate and complete in all material respects, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with SFRS applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the cause of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (iv) fairly present, in accordance with SFRS, the financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

Section 9.03	Conditions to the Obligations of the Sellers
The obligations of each Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions:
(a)Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties and (ii) shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.
(b)Covenants. Each of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)Executed Certificate. The Sellers shall have received a certificate executed on behalf of Buyer by its authorized representative and containing the representation and warranty of Buyer that the conditions set forth in Sections 9.03(a) and 9.03(b) have been duly satisfied.
(d)Executed Agreements and Certificates. Buyer shall have executed and delivered to the Company each of the following agreements and documents, each of which shall be in full force and effect:
(i)the Non-Competition and Non-Solicitation Agreements;
(ii)the Vesting Agreement; and
(iii)the Restricted Share Agreements.

ARTICLE 10.
TERMINATION

Section 10.01	Termination
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)by mutual written agreement of the Company and Buyer;
(b)by either the Company or Buyer, if the transactions contemplated hereby have not been consummated on or before September 15, 2019; provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the transactions contemplated hereby to be consummated by such time;
(c)by either Buyer or the Company, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby;
(d)by Buyer if there shall have occurred a Material Adverse Effect;
(e)by Buyer, if (i) any representation or warranty of any of the Sellers and the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.02(a) would not be satisfied, or (ii) any of the covenants or obligations of each Seller and the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by a Seller or the Company during the 10-day period after Buyer notifies such Seller or the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Buyer may not terminate this Agreement under this Section 10.01(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless such Seller or the Company, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; or
(f)by the Company, if (i) any representation or warranty of Buyer contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.03(a) would not be satisfied, or (ii) any of the covenants or obligations of Buyer contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Buyer during the 10-day period after the Company notifies Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Company may not terminate this Agreement under this Section 10.01(f) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period unless Buyer is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 10.02	Effect of Termination
If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any party hereto; provided that: (a) nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from Fraud or from a Willful Breach of any agreement or covenant in this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.02 and Article 12, which shall survive any termination of this Agreement.

ARTICLE 11.
INDEMNIFICATION

Section 11.01	Survival of Representations, Etc.
(a)Except as otherwise provided in Section 11.01(f), the representations and warranties made by the Company in Article 3 and in the Company Closing Certificate and the representations and warranties made by each Seller in Article 4 shall survive the Closing and expire on the date that is eighteen (18) months after the Closing Date (the “General Expiration Date”); provided, that the Fundamental Company Representations shall survive the General Expiration Date and expire 90 days after the expiration of the applicable statute of limitations (including any applicable extensions) (the “FR Expiration Date”). The indemnification obligations under clauses (iv) and (viii) of Section 11.02(a) shall survive until the General Expiration Date. Notwithstanding the foregoing, if at any time prior to the General Expiration Date or FR Expiration Date, as applicable, the Buyer delivers to the Equityholder Representative in good faith a written notice which complies with Section 11.04(a) alleging the existence of an inaccuracy in or a breach of any representation or warranty and asserting a claim for recovery under Section 11.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice, and only such claim, shall survive the expiration of the applicable time period until such time as such claim is fully and finally resolved.
(b)Except as otherwise provided in Section 11.01(f), the Fundamental Buyer Representations shall survive the Closing and expire on the FR Expiration Date. All other representations and warranties of Buyer contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Closing. Notwithstanding the foregoing, if at any time prior to the FR Expiration Date the Equityholder Representative delivers, or causes to be delivered, to the Buyer in good faith a written notice describing in reasonable detail an inaccuracy in or a breach of any representation or warranty and asserting a claim for recovery under Section 11.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice, and only such claim, shall survive the expiration of the applicable time period until such time as such claim is fully and finally resolved.
(c)The representations, warranties, covenants and obligations of each party to this Agreement, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.
(d)The parties acknowledge and agree that if any of the Acquired Companies suffers, incurs or otherwise becomes subject to any Damages arising from or as a result of any inaccuracy in or breach of any representation, warranty, covenant or obligation set forth herein, then (without limiting any of the rights of Buyer as an Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the stock of the Acquired Companies, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
(e)All covenants and agreements contained herein shall survive the Closing and will continue in accordance with their terms until such covenants and agreements are fully performed and satisfied.
(f)Notwithstanding anything to the contrary set forth in Sections 11.01(a) or 11.01(b), any representation or warranty made by a Seller, the Company or Buyer in this Agreement or the Company Closing Certificate, as applicable, shall survive the Closing indefinitely in the event of Fraud or Willful Breach.

Section 11.02	Indemnification
(a)From and after the Closing, the Equityholder Indemnitors, severally and in proportion to their respective Pro Rata Share, shall hold harmless and indemnify the Buyer from and against, and shall compensate and reimburse the Buyer for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:
(i)any inaccuracy in or breach of any representation or warranty made by the Company under this Agreement as of the date of this Agreement;

(ii)any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or any certificate delivered in connection with the Closing as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time);
(iii)any breach of any covenant or obligation of the Company set forth in this Agreement;
(iv)any Closing Indebtedness or Company Transaction Expenses, to the extent not accounted for in the determination of the Total Consideration Value;
(v)any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of capital stock or other equity interests of any Acquired Company (or rights to acquire shares of capital stock or other equity interests of any Acquired Company) in such capacity, including any claims or threatened claims by any such holder or former holder in such capacity arising out of or in connection with the transactions contemplated hereby, actions taken by the Equityholder Representative (in its capacity as the Equityholder Representative) and/or the allocation of the Total Consideration Value, and any claims or threatened claims alleging violations of fiduciary duty by any current or former director or officer of any Acquired Company;
(vi)any inaccuracy contained in or failure of the Consideration Spreadsheet to allocate the Total Consideration Value in accordance with the constituent documents of the Acquired Companies, Applicable Law, this Agreement or any Contract governing or relating to any Shares or Company Options (including any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any Shares or Company Options challenging, disputing or objecting to the amount of the Total Consideration Value received or to be received by such current or former holder or purported or alleged holder of any Shares or Company Options);
(vii)Indemnified Taxes; and
(viii)any items set forth on Schedule 11.02(a)(viii).
(b)From and after the Closing, each Seller shall hold harmless and indemnify the Buyer from and against, and shall compensate and reimburse the Buyer for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:
(i)any inaccuracy in or breach of any representation or warranty made by such Seller (but not those made by any other Seller) under this Agreement as of the date of this Agreement;
(ii)any inaccuracy in or breach of any representation or warranty made by such Seller under this Agreement as of the Closing Date as if such representation or warranty had been made as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); and
(iii)any breach of any covenant or agreement of such Seller (but not of any other Seller) set forth in this Agreement.
(c)From and after the date hereof, the Buyer shall hold harmless and indemnify each of the Equityholders from and against, and shall compensate and reimburse each of the Equityholders for, any Damages which are suffered or incurred by such Equityholder or other applicable Equityholder Indemnitees or to which such Equityholder or other applicable Equityholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:
(i)any inaccuracy in or breach of any Fundamental Buyer Representations made by the Buyer under this Agreement as of the date of this Agreement;
(ii)any inaccuracy in or breach of any Fundamental Buyer Representations made by the Buyer under this Agreement as of the Closing Date as if such representation or warranty had been made as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); and

(iii)any breach of any covenant or agreement of Buyer set forth in this Agreement.

Section 11.03	Limitations
(a)The Equityholder Indemnitors shall not be required to make any indemnification payment pursuant to Section 11.02(a)(i) and Section 11.02(a)(ii) for any inaccuracy in or breach of any of the representations and warranties of the Company under this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, exceeds an amount equal to US$1,000,000 (the “Basket”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Basket, then the Buyer shall be entitled to be indemnified against and compensated and reimbursed for all such Damages, including the amount of the Basket); provided, however, that the Basket shall not apply to any Damages related to inaccuracies or breaches of Fundamental Company Representations or any Damages arising out of Fraud or Willful Breach.
(b)The maximum liability of the Equityholder Indemnitors, taken as a whole, under Section 11.02(a)(i), Section 11.02(a)(ii) and clauses (iv) and (viii) of Section 11.02(a) shall be equal to the Holdback Funds; provided, however, that the foregoing limitation does not apply to any Damages (i) related to inaccuracies or breaches of the Fundamental Company Representations (which shall be capped at the Total Consideration Value) or (ii) with respect to claims of, or arising out of Fraud or Willful Breach; provided, further, that the Buyer shall recover all Damages subject to indemnification under Section 11.02 first from the Holdback Funds before the Buyer shall be entitled to recover any Damages directly from any Equityholder Indemnitor. For the avoidance of doubt, notwithstanding the foregoing sentence, to the extent any amounts are released from the Holdback Funds to the Buyer with respect to claims for indemnification, compensation or reimbursement for which the maximum liability of the Equityholder Indemnitors is not equal to the Holdback Funds, such released amounts shall not reduce the amount that the Buyer may recover with respect to claims for indemnification, compensation or reimbursement that are subject to the limitation set forth in this Section 11.03(b). The maximum liability of the Buyer Indemnitors for Damages under Section 11.02(c) shall be equal to the Total Consideration Value, to the extent not paid in the form of cash or validly issued shares of Buyer Common Stock (valued based on the Buyer Stock Price) in accordance with the terms of, and subject to the conditions in, this Agreement; provided, that payment of any amounts in the form of cash or validly issued shares of Buyer Common Stock shall not reduce the amount any Equityholder can recover for any breach or inaccuracy of any Buyer Fundamental Representations.
(c)Notwithstanding anything to the contrary herein, in no event shall the cumulative indemnification obligations of any Equityholder Indemnitor under Section 11.02 exceed the portion of the Total Consideration Value actually received by such Indemnitor, other than with respect to claims of, or arising out of, Fraud or Willful Breach of such Equityholder Indemnitor.
(d)Absent Fraud or Willful Breach, the indemnification provisions contained in this Article 11 provide the sole and exclusive monetary remedy following the Closing as to all Damages any Indemnitee may incur in connection with this Agreement (without limiting the procedures contemplated by Section 2.02 and it being understood that nothing in this Section 11.03(d) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other non-monetary equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing). Notwithstanding anything to the contrary set forth herein, Buyer may recover from the Holdback Funds any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of any Fraud or Willful Breach.
(e)The amount of Damages recoverable by any Indemnitee under this Article 11 and Section 8.06 with respect to any claim shall be (i) reduced by the amount of any payment actually received by such Indemnitee from an insurance carrier with respect to the Damages to which such claim relates (net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnitee in obtaining such recovery, including any increased insurance premiums); and (ii) reduced by the amount of any net Tax benefit actually realized by the applicable Indemnitee attributable to such Damages, but only to the extent such net Tax benefit is actually realized by the Indemnitee in the taxable year in which such Damages were incurred or the immediately succeeding taxable year, in each case determined on a “with and without” basis (i.e., calculating the applicable Indemnitee’s actual Tax liability as compared to the applicable Indemnitee’s hypothetical Tax liability as if the Damages had not been incurred). Solely for the purposes of calculating the amount of Damages recoverable by any Indemnitee pursuant to this Article 11 (and not for determining the existence of a breach of any representation or warranty), the representations and warranties in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers; provided, however, that this sentence shall not apply to the term “Material Contract” or Section 3.05(a) or Section 3.06(a).
(f)Nothing in this Agreement shall be deemed to relieve or abrogate any Indemnitee of its duty to mitigate its Damages under common law, pursuant to the laws of the state of New York.

Section 11.04	Claims and Procedures; Holdbacks and Escrow
(a)If (x) an Equityholder determines in good faith that the Equityholder has a bona fide claim for indemnification pursuant to this Article 11, such Equityholder may deliver to the Buyer Indemnitor or (y) the Buyer determines in good faith that the Buyer has a bona fide claim for indemnification pursuant to this Article 11, the Buyer may deliver to the Equityholder Representative, in the case of each of clause (x) or (y), a certificate signed by the Equityholder Representative or an authorized officer of the Buyer, respectively (any certificate delivered in accordance with the provisions of this Section 11.04(a) an “Claim Certificate”):
(i)stating that such Indemnitee has a claim for indemnification pursuant to this Article 11;
(ii)to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and
(iii)specifying in reasonable detail (based upon the information then possessed) the material facts known to the Indemnitee giving rise to such claim.
No delay in providing such Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are prejudiced thereby.
(b)At any time of delivery of any Claim Certificate by the Buyer to the Equityholder Representative, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of the Buyer.
(c)If the Buyer Indemnitor or Equityholder Representative, as applicable, in good faith objects to any claim made by the applicable Indemnitee in any Claim Certificate, then the Buyer Indemnitor or Equityholder Representative, respectively, shall deliver a written notice (a “Claim Dispute Notice”) to the Equityholder Representative or Buyer Indemnitor, respectively, during the 30-day period commencing upon receipt by the Buyer Indemnitor or Equityholder Representative, respectively, of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the applicable Indemnitee in the Claim Certificate. If the Equityholder Representative or Buyer Indemnitor, as applicable, does not deliver a Claim Dispute Notice to the Buyer Indemnitor or Equityholder Representative, respectively, prior to the expiration of such 30-day period, then each claim or indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the applicable Indemnitee’s favor for purposes of this Article 11 on the terms set forth in the Claim Certificate.
(d)In the event a party delivers a Claim Dispute Notice, then the parties shall attempt in good faith to resolve any such objections raised by the applicable Indemnitor in such Claim Dispute Notice. If the parties agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the parties shall be prepared and signed by both parties, and the parties shall promptly act in accordance with such memorandum.
(e)If no such resolution can be reached during the 45-day period following the receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either party may bring a suit to resolve the objection in accordance with Sections 12.08, 12.09 and 12.10. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon each applicable Indemnitee, each applicable Indemnitor and the Equityholder Representative, and the parties shall promptly act in accordance with such decision. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
(f)The Holdback Shares and Escrow Cash shall be held by Buyer and the Escrow Agent, respectively, in accordance with the terms of this Agreement and the Escrow Agreement and be available to compensate the Buyer for any claims by such parties for any Damages suffered or incurred by them and for which they are entitled to recovery under this Article 11. Each claim for Damages pursuant to this Article 11 that is to be satisfied from (i) the Holdback Shares shall be satisfied by forfeiture by the Indemnitors of the Holdback Shares and (ii) the Escrow Cash shall be satisfied by release of such Escrow Cash by the Escrow Agent in accordance with this Agreement and the Escrow Agreement, in each case, in an amount as determined pursuant to Section 11.04(h) below. For purposes of this Article 11, Buyer Shares held as Holdback Shares or received pursuant to the terms of this Agreement shall be valued at the Buyer Stock Price per Holdback Share.
(g)Except as set forth below, the period during which claims for Damages to be recovered from the Holdback Funds may be made under this Agreement shall commence at the Closing and terminate 15 days after the General Expiration Date (the “Holdback Period”). Promptly, and in any event within 20 Business Days, following (i) the date that is twelve (12) months after the Closing Date (the “Initial Holdback Release Date”), the Holdback Initial Release Funds less (x) the aggregate of all Due Amounts as of the Initial Holdback Release Date and (y) without duplication of subclause (x), any amount of actual or good faith estimated Damages in respect of any resolved claims that have yet to be satisfied or any unresolved and pending claims specified in any Claim Certificate (“Unresolved Claims”) delivered to the Equityholder Representative in accordance with Section 11.04(a) on or prior to the end of the Holdback Period, shall be distributed to the Equityholders (through the Buyer, an Acquired Company or a paying agent designated by the Buyer) in accordance with Section 11.04(h) and (ii) the end of the Holdback Period, the undistributed Holdback Funds, less the amount of actual or good faith estimated Damages in respect of any Unresolved Claims delivered to the Equityholder Representative in accordance with Section 11.04(a) on or prior to the end of the Holdback Period, shall be distributed to the Equityholders (through the Buyer, an Acquired Company or a paying agent designated by the Buyer) in accordance with Section 11.04(h). In the event that there exist Unresolved Claims as of the expiration of the Holdback Period, as soon as any such Unresolved Claim has been resolved, Buyer shall promptly, and in any event within 20 Business Days following the resolution or satisfaction of such Unresolved Claim, deliver (or cause to be delivered) in accordance with Section 11.04(h), the portion of the Holdback Funds, if any, that was retained for purposes of satisfying such claim that was not needed to satisfy such claim or other Unresolved Claims.
(h) To the extent the Holdback Funds or any portion thereof are released to the Equityholders pursuant to this Section 11.04, such funds shall be released (i) in amounts equal to each such Equityholder’s Pro Rata Share of such released amounts and (ii) in the same ratio of cash to Buyer Shares as such Equityholder received as part of such Equityholder’s Pro Rata Share of the Estimated Total Consideration Value (i.e., if such Equityholder received 55% of its Pro Rata Share of the Estimated Total Consideration Value in cash and 45% in Buyer Shares, then such Equityholder would receive 55% of its Pro Rata Share of the released Holdback Funds in cash, and 45% of its Pro Rata Share of the released Holdback Funds in Buyer Shares). The amount of any Buyer Shares so delivered to any Equityholder shall be rounded down to the nearest whole number of Buyer Shares.
(i)The release of the Holdback Funds or any portion thereof to the Equityholders pursuant to this Section 11.04 shall be made by (i) the Buyer with respect to the Holdback Shares, in accordance with this Agreement, and (ii) the Escrow Agent with respect to the Escrow Cash, in accordance with this Agreement and the Escrow Agreement.

Section 11.05	No Contribution
No Equityholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or any of its Affiliates (including the Acquired Companies) in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

Section 11.06	Defense of Third-Party Claims

Except as otherwise provided in Article 8, in the event of the assertion of any claim or the commencement by any Person of any Proceeding against (i) an Indemnitee with respect to which any of the Equityholder Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse the Buyer pursuant to this Article 11 (each, a “Third Party Claim”), the Buyer shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own; provided, however, that the Equityholder Representative and its counsel (at the Indemnitors’ sole expense) may participate in (but not control the conduct of) the defense of such Third Party Claim. If Buyer so proceeds with the defense of any such Third Party Claim:
(a)the Equityholder Representative shall, and shall use commercially reasonable efforts to cause each Indemnitor to, make available to Buyer any documents and materials in his possession or control that may be necessary to the defense of such Third Party Claim;
(b)the Buyer shall keep the Equityholder Representative reasonably informed regarding the status of such Third Party Claim; and
(c)the Buyer shall have the right to control, settle, adjust or compromise such Proceeding without the consent of the Equityholder Representative; provided, however, that except with the consent of the Equityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Proceeding shall be determinative of either the fact that liability may be recovered by the Buyer in respect of such Third Party Claim pursuant to the indemnification provisions of this Article 11 or the amount of such liability that may be recovered by the Buyer in respect of such Third Party Claim pursuant to the indemnification provisions of this Article 11. If the Equityholder Representative consents to such settlement, neither the Equityholder Representative nor any Equityholder Indemnitor will have any power or authority to object to the amount or validity of any claim by or on behalf of the Buyer for indemnity with respect such settlement.
Buyer shall give the Equityholder Representative prompt notice of the commencement of any such Third Party Claim against Buyer; provided, however, that any failure on the part of Buyer to so notify the Equityholder Representative shall not limit any of the obligations of the Indemnitors under this Article 11 (except to the extent such failure prejudices the defense of such Proceeding).

ARTICLE 12.
MISCELLANEOUS

Section 12.01	Equityholder Representative
(a)By virtue of the executing and delivering this Agreement or an effective joinder hereto, each of the Equityholders shall have irrevocably constituted and appointed, upon the Closing (and by execution of this Agreement as Equityholder Representative, Qualgro Partners Pte. Ltd. hereby accepts appointment) as the exclusive and lawful agent and attorney-in-fact (the “Equityholder Representative”) of the Equityholders for all purposes under this Agreement, including for the purposes of (a) making, litigating, arbitrating, resolving, settling, waiving or compromising any claim under or in connection with this Agreement, (b) giving and receiving notices and communications under this Agreement or in respect of any claims, (c) executing and delivering all documents necessary or desirable to carry out the foregoing, and (d) taking all other actions, or refraining from taking any action, necessary or appropriate in the good faith judgment of the Equityholder Representative for the accomplishment of the foregoing.
(b)The Equityholder Representative shall have and may exercise all of the powers conferred upon it pursuant to this Agreement, including:
(i)to act for the Equityholders with regard to all matters pertaining to indemnification referred to in this Agreement, including the power to compromise and settle any indemnity claim on behalf of the Equityholders and to transact matters of litigation or other Proceedings;
(ii)to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Equityholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)to execute and deliver all amendments and waivers to this Agreement that the Equityholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;
(iv)the power to consult with, engage and rely on any accountants or advisors retained and other experts, including legal counsel, selected by it, (subject to Section 12.01(e)) solely at the cost and expense of the Sellers;
(v)the power to review, negotiate and agree the calculation and determination of any post-Closing adjustments under Section 2.02(b);
(vi)to receive funds for the payment of expenses of the Equityholders and apply such funds in payment for such expenses;
(vii)the power to waive any terms and conditions of this Agreement providing rights or benefits to the Sellers in accordance with the terms hereof and in the manner provided herein;
(viii)to do or refrain from doing any further act or deed on behalf of the Equityholders that the Equityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Equityholders could do if personally present; and
(ix)to receive service of process in connection with any claims under this Agreement.
(c)The Equityholder Representative shall not have by reason of this Agreement or otherwise a fiduciary relationship in respect of any Equityholder.
(d)Upon receipt or notice of any Third Party Claim pursuant to Section 11.06, the Equityholder Representative shall give prompt notice of the amount and details thereof (to the extent of the information in its possession) to the relevant Equityholder or Equityholders.
(e)Buyer, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Equityholder Representative in all matters referred to herein. The Equityholder Representative shall act for the Equityholders on all of the matters set forth in this Agreement in the manner the Equityholder Representative believes to be in the best interest of all of the Equityholders, taken as a whole, and consistent with the obligations under this Agreement, but the Equityholder Representative shall not be responsible to the Equityholders for any Damages the Equityholders may suffer by the performance of its duties under this Agreement, other than Damages arising from willful violation of the law or gross negligence in the performance of its duties under this Agreement. If the Equityholder Representative shall be unable or unwilling to serve in such capacity, its successor who shall serve and exercise the powers of the Equityholder Representative under this Agreement and the Escrow Agreement shall be appointed by a written instrument signed by Equityholders holding at least a majority of the outstanding Shares (on an as converted to ordinary share basis) as of immediately prior to the Closing. In the event of removal or replacement of the Equityholder Representative, the Sellers must be provided prompt written notice of such replacement, including the contact and notice information for such newly appointed Equityholder Representative.
(f)The Equityholder Representative shall not be personally liable as the Equityholder Representative to any Equityholder for any act done or omitted under this Agreement and the Escrow Agreement as Equityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Equityholders shall severally (but not jointly or jointly and severally) indemnify the Equityholder Representative and hold the Equityholder Representative harmless against any Damages incurred and arising out of or in connection with the acceptance or administration of the Equityholder Representative’s duties under this Agreement and the Escrow Agreement.
(g)The Equityholder Representative shall serve as the Equityholder Representative without compensation, provided that the Equityholder Representative shall use the Equityholder Representative Expense Account to pay any expenses incurred by the Equityholder Representative in fulfilling its obligations under this Agreement and the Escrow Agreement. Each of the Equityholders agree that, in the event that the Equityholder Representative Expense Account is depleted prior to the obligations of the Equityholder Representative under this Agreement and the Escrow Agreement being completed, such Equityholder agrees to reimburse the Equityholder Representative for such Equityholder’s Pro Rata Share of all reasonable documented out-of-pocket expenses incurred by the Equityholder Representative in the performance of its duties under this Agreement and the Escrow Agreement. The Equityholder Representative shall distribute any remaining balance of the Equityholder Representative Expense

Account to the Equityholders upon completion by the Equityholder Representative of its duties under this Agreement and the Escrow Agreement. Any such distributions from the Equityholder Representative Expense Account shall be paid to the Equityholders, with equal priority and pro rata based on each such Equityholder’s Pro Rata Share of the Equityholder Representative Expense Account, up to the aggregate total amount the Buyer originally deposited in the Equityholder Representative Expense Account.

Section 12.02	Notices
All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Buyer or the Company in connection with Section 6.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:
if to Buyer, to:
8x8, Inc.
2125 O’Nel Drive
San Jose, CA 95131
Attention: General Counsel
Email: legal@8x8.com
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Tad J. Freese, Mark M. Bekheit
Facsimile No.: (650) 463-2600
Email: tad.freese@lw.com, mark.bekheit@lw.com
if to the Company, to:
Wavecell Pte. Ltd.,
18 Cross Street,
#09-01 China Square Central,
Singapore 04842
Attention: Olivier Gerhardt
Email: olivier.gerhardt@wavecell.com

with a copy to (which shall not constitute notice):
Wavecell Pte. Ltd.,
18 Cross Street,
#09-01 China Square Central,

Singapore 04842
Attention: Julie Carminati
Email: julie.carminati@wavecell.com

if to the Equityholder Representative, to:
Qualgro Partners Pte Ltd,
160 Robinson Rd,
#18-06,
Singapore 068914
Attention: Jason Edwards
Email: jason.edwards@qualgro.com

with a copy to (which shall not constitute notice):
Qualgro Partners Pte Ltd,
160 Robinson Rd,
#18-06,
Singapore 068914
Attention: Trevor Han
Email:trevor.han@qualgro.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 12.03	Remedies Cumulative; Specific Performance
The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 12.04	Amendments and Waivers
(a)Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.05	Expenses
Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated hereby, shall be paid by the party incurring such cost or expense.

Section 12.06	Further Assurances
Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, to the extent any original signature pages are reasonably required following the Closing Date by any party hereto in connection with this Agreement or any other agreements, instruments, transfer forms or other documents delivered by such party in connection with this Agreement or the Closing, such party shall deliver such original signature pages to such documentation promptly (and in any event within five (5) Business Days) following such party’s written request; provided, that each Seller shall provide an original hand-signed signature page to such Seller’s Share Transfer Form within five (5) Business Days following the Closing Date.

Section 12.07	Binding Effect; Benefit; Assignment
(a)The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Article 11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Closing, to any Person; provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 12.08	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 12.09	Exclusive Jurisdiction
The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York sitting in the City of New York, Borough of Manhattan, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.02 shall be deemed effective service of process on such party.

Section 12.10	Waiver of Jury Trial
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11	Counterparts; Effectiveness
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 12.12	Entire Agreement
This Agreement and the confidentiality provisions of the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.13	Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.14	Currency Matters
All amounts payable under this Agreement (including all amounts set forth in the Consideration Spreadsheet), regardless of the currency in which such amount was made or is denominated shall be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars shall be made by applying the average of the rates (the “Applicable Exchange Rate”) published in the eastern edition of The Wall Street Journal under the heading Money Rates for each of the 10 business days ending on the date of determination or, if such publication is not available, such other publication agreed by Buyer and the Equityholder Representative. The date of determination for the Applicable Exchange Rate shall be the sixth business day prior to the Closing.

Section 12.15	Disclaimer of Warranties
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF AND EXPRESSLY AGREED BY THE PARTIES HERETO THAT THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 3, THE SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLE 4 AND THE BUYER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 5 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT NEITHER THE COMPANY, NOR ANY EQUITYHOLDER OR SELLER NOR THE BUYER, IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY GIVEN IN ARTICLE 3, THE SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLE 4 AND THE BUYER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 5, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER THE COMPANY NOR ANY

EQUITYHOLDER OR SELLER NOR THE BUYER IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO ANY OTHER MATTERS. IT IS UNDERSTOOD AND EXPRESSLY AGREED BY THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE TO THE COMPANY, ANY EQUITYHOLDER, ANY SELLER OR THE BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING IN ANY PRESENTATION BY THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR BUYER, ANY AFFILIATE OF THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR THE BUYER OR ANY REPRESENTATIVE OF THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR BUYER) ARE NOT, AND SHALL NOT BE DEEMED TO BE, OR CONTAIN, REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR BUYER OR ANY AFFILIATE OF THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR BUYER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AND NONE OF THE COMPANY, THE EQUITYHOLDER, THE SELLERS AND THE BUYER IS ENTERING INTO THIS AGREEMENT IN RELIANCE ON, AND THE COMPANY, THE EQUITYHOLDERS, THE SELLERS AND THE BUYER MAY NOT RELY ON, ANY SUCH ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS, STATEMENTS OF INTENTION OR ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE OR PURPORTING TO BE MADE BY OR ON BEHALF OF THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR BUYER OR ANY AFFILIATE OF THE COMPANY OR ANY EQUITYHOLDER OR SELLER OR BUYER, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE 3, THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN ARTICLE 4 AND THE BUYER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 5.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

8x8, Inc.
By:	/s/ Vikram Verma
	Name:	Vikram Verma
	Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Wavecell Pte. Ltd.
By:	/s/ Olivier Gerhardt
	Name:	Olivier Gerhardt
	Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Qualgro Partners Pte. Ltd., as Equityholder Representative
By:	/s/ Chhong Eang Heang
	Name:	Chhong Eang Heang
	Title:	Director

[Signature Page to Share Purchase Agreement]

EXHIBIT A
FORM OF RESTRICTED SHARE AGREEMENT
[Attached]

EXHIBIT B
FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT
[Attached]

EXHIBIT C
FORM OF VESTING AGREEMENT
[Attached]

EXHIBIT D
FORM OF OPTION ACKNOWLEDGEMENT
[Attached]
EXHIBIT D
FORM OF OPTION ACKNOWLEDGEMENT
[Attached]

EXHIBIT E
FORM OF LETTER OF TRANSMITTAL
[Attached]

EXHIBIT F
FORM OF CONSIDERATION SPREADSHEET
[Attached]

EXHIBIT G
FORM OF CONFIRMATION OF INVENTION ASSIGNMENT
[Attached]

EXHIBIT H
FORM OF ESCROW AGREEMENT
[Attached]